Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

The LaPorte Savings Bank

LaPorte, Indiana

As Of:

May 11, 2007

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

The LaPorte Savings Bank

LaPorte, Indiana

As Of:

May 11, 2007

KELLER & COMPANY, INC.

Financial Institution Consultants

Investment and Financial Advisors

555 Metro Place North	614-766-1426
Suite 524	614-766-1459 (fax)
Dublin, Ohio 43017

May 29, 2007

Board of Directors

The LaPorte Savings Bank

710 Indiana Avenue

LaPorte, Indiana 45350

To the Board:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the to-be-issued stock of LaPorte Bancorp, Inc. (the “Corporation”), which is being formed as the mid-tier holding company of The LaPorte Savings Bank, LaPorte, Indiana, (“LaPorte Savings” or the “Bank”). Such stock is to be issued in connection with the application by the Corporation to complete a minority stock offering, with LaPorte Savings Bank, MHC, a federally chartered mutual holding company, to own approximately 55 percent of the Corporation subsequent to the merger of City Savings Financial Corporation with and into the Corporation. The remaining 45 percent of the shares of the Corporation will be offered to both the public and shareholders of City Savings Financial Corporation. As indicated in Exhibit 63 of this Appraisal, the shareholders of City Savings Financial Corporation will be offered, in the aggregate, 961,967 shares of the Corporation in conjunction with the merger; and the number shares of the Corporation offered to the public will be 1,300,500, 1,530,000, 1,759,500 and 2,023,425 at the minimum, as adjusted, minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range. Exhibit 63 of this Appraisal also presents in detail the total number of shares to be issued at each valuation range, the respective number of shares issued to each shareholder group, the overall share allocation and the corresponding share values. This appraisal was prepared and provided to the Bank in accordance with the appraisal requirements of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by LaPorte Savings and the material provided by the independent auditors, Crowe Chizek and Company LLC, are both accurate and complete. We did not verify the financial statements provided to us, nor did we

Board of Directors

The LaPorte Savings Bank

May 29, 2007

conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of the Bank, with the law firm of Luse, Gorman, Pomerenk and Schick, Washington, D.C., the Bank’s conversion counsel, and with Crowe Chizek and Company LLC. Further, we viewed the Corporation’s local economy and primary market area.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Corporation’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of May 11, 2007, the pro forma market value or appraised value of LaPorte Bancorp, Inc. was $54,619,670 at the midpoint of the valuation range, with a minority public offering of $15,300,000 or 1,530,000 shares at $10 per share.

Very truly yours,

KELLER & COMPANY, INC.

/s/

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE
1	Consolidated Balance Sheets - The LaPorte Savings Bank At March 31, 2007, and December 31, 2006	80
1a	Consolidated Balance Sheet - City Savings Financial Corp. At March 31, 2007, and December 31, 2006	81
2	Consolidated Balance Sheets - The LaPorte Savings Bank At December 31, 2002 through 2005	82
3	Consolidated Statement of Income - The LaPorte Savings Bank For the Three Months Ended March 31, 2007 and 2006, and the Year ended December 31, 2006	83
3a	Consolidated Statement of Income - City Savings Financial Corp. For the Nine Months Ended March 31, 2007 and 2006, and the Year ended June 30, 2006	84
4	Consolidated Statements of Income - The LaPorte Savings Bank For the Years Ended December 31, 2002 through 2005	85
5	Selected Consolidated Financial Data - The LaPorte Savings Bank	86
5a	Selected Consolidated Financial Data - City Savings Financial Corp.	87
6	Income and Expense Trends - The LaPorte Savings Bank	88
6a	Income and Expense Trends - City Savings Financial Corp.	89
7	Normalized Earnings	90
8	Performance Indicators - The LaPorte Savings Bank	91
8a	Performance Indicators - City Savings Financial Corp.	92
9	Volume/Rate Analysis	93
10	Yield and Cost Trends	94
11	Net Portfolio Value	95
12	Loan Portfolio Composition	96
13	Loan Maturity Schedule	97
14	Loan Originations and Purchases	98
15	Delinquent Loans	99
16	Nonperforming Assets	100
17	Classified Assets	101
18	Allowance for Loan Losses	102
19	Investment Portfolio Composition	103
20	Mix of Deposits	104
21	Certificates By Rate	105
22	Deposit Activity	106
23	Borrowed Funds Activity	107

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE
24	Offices of The LaPorte Savings Bank	108
25	Officers and Directors	109
26	Key Demographic Data and Trends	110
27	Key Housing Data	111
28	Major Sources of Employment	112
29	Unemployment Rates	113
30	Market Share of Deposits	114
31	National Interest Rates by Quarter	115
32	Thrift Stock Prices and Pricing Ratios	116
33	Key Financial Data and Ratios	123
34	Thrift Stock Prices and Pricing Ratios - Mutual Holding Companies	130
35	Key Financial Data and Ratios - Mutual Holding Companies	133
36	Recent Fully Converted Thrift Institutions	136
37	Recent First Stage Mutual Holding Company Offerings	137
38	Acquisitions and Pending Acquisitions	138
39	Comparable Group Selection - Mutual Holding Companies	139
40	Balance Sheet Totals - Final Comparable Group	140
41	Balance Sheet - Asset Composition	141
42	Balance Sheet - Liability and Equity	142
43	Income and Expense Comparison as a Percent of Average Assets	143
44	Yields, Costs & Earnings Ratios	144
45	Dividends, Reserves and Supplemental Data	145
46	Comparable Group Financial and Per Share Data Current Mutual Holding Company Structure	146
47	Comparable Group Share and Market Data Current Mutual Holding Company Structure	147
48	Comparable Group Share and Market Data Pro Forma Second Stage Conversion	148
49	Comparable Group Ratios - Full Conversion	149
50	Valuation Analysis and Calculation - Full Conversion	150
51	Projected Effect of Conversion Proceeds - Minimum - Full Conversion	151
52	Projected Effect of Conversion Proceeds - Midpoint - Full Conversion	152
53	Projected Effect of Conversion Proceeds - Maximum - Full Conversion	153
54	Projected Effect of Conversion Proceeds - Maximum, as Adjusted - Full Conversion	154
55	Summary of Valuation Premium or Discount - Full Conversion	155
56	Comparable Group Ratios - Minority Offering	156
57	Valuation Analysis and Calculation - Minority Offering	157
58	Projected Effect of Conversion Proceeds - Minimum - Minority Offering	158
59	Projected Effect of Conversion Proceeds - Midpoint - Minority Offering	159
60	Projected Effect of Conversion Proceeds - Maximum - Minority Offering	160

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE
61	Projected Effect of Conversion Proceeds - Maximum, as Adjusted - Minority Offering	161
62	Summary of Valuation Premium or Discount - Minority Offering	162
63	Conversion/Merger Offering Data	163

ALPHABETICAL EXHIBITS

A	Background and Qualifications	164
B	RB 20 Certification	167
C	Affidavit of Independence	168

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Appraisal”) to provide the pro forma market value of the to-be-issued common stock of LaPorte Bancorp, Inc. (the “Corporation”), a federally chartered mid-tier stock holding company. The Corporation is offering common stock in connection with the reorganization of The LaPorte Savings Bank (“LaPorte Savings” or the “Bank”), LaPorte, Indiana, into the mutual holding company form of organization, LaPorte Savings Bank, MHC (“LaPorte MHC”). The Corporation will be formed as a mid-tier holding company to own all of the common stock of LaPorte Savings. Immediately after completion of the reorganization, the Corporation intends to acquire, by merger, City Savings Financial Corp. (“City Savings Financial”), the holding company for City Savings Bank, Michigan City, Indiana. In addition to the shares the Corporation is offering to the public in conjunction with its mutual holding company reorganization, the Corporation will issue additional shares to shareholders of City Savings Financial in connection with the merger. The shareholders of City Savings Financial may elect to exchange each share of City Savings Financial for $34.00 in cash, LaPorte Bancorp common stock, or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. Pursuant to the Plan of Conversion, the Corporation will be majority owned by LaPorte MHC. The Corporation will issue approximately 45.0 percent of the appraised value of the Corporation as determined in this Appraisal in a combined minority stock offering and a shares distribution to the shareholders of City Savings Financial.

The Application is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

Introduction (cont.)

This conversion appraisal was prepared based on the guidelines provided by OTS entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization”, in accordance with the OTS application requirements of Regulation §563b and the OTS’s Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Appraisal provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that are required to be considered. Our Appraisal will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

The pro forma market value is defined as the price at which the stock of the Corporation after the completion of the public offering, also recognizing the planned merger, would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended December 31, 2002 through 2006, and unaudited financials for the three months ended March 31, 2006 and 2007, for LaPorte Savings and discussed them with the Bank’s management and independent auditors, Crowe Chizek and Company LLC, South Bend, Indiana. We have also reviewed the financial statements for the five fiscal years ended June 30, 2002 through 2006, and the unaudited financials for the nine months ended March 31, 2006 and 2007, for City Savings Financial and discussed them with City Savings Financial’s management and City Savings Financial’s auditors, BKD, LLP, Indianapolis, Indiana. We have also discussed and reviewed with management of LaPorte Savings and City Savings Financial other financial matters and have reviewed internal projections and the Bank’s business plan . We have reviewed the Corporation’s preliminary Form S-1 and LaPorte Savings’ preliminary Form MHC and discussed them with management and with their conversion counsel.

Introduction (cont.)

We have visited LaPorte Savings’ and City Savings’ offices and have traveled the surrounding areas. We have studied the economic and demographic characteristics of the primary market area, and analyzed LaPorte Savings’ and City Savings’ primary market areas relative to each other, Indiana and the United States. We have also examined the competitive market within which each institution operates, giving consideration to each area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of LaPorte Savings and City Savings Financial to those selected institutions with a focus on LaPorte Savings.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this Appraisal.

I.	DESCRIPTION OF THE LAPORTE SAVINGS BANK AND CITY SAVINGS BANK

GENERAL

LaPorte Savings was chartered in 1871 as an Indiana chartered mutual savings and loan association. The Bank operates four full-service offices within the city of LaPorte. City Savings Bank was founded in 1885 as a mutual savings and loan association and currently operates three full-service offices in Michigan City, Chesterton and Rolling Prairie. In 2001, City Savings Financial Corporation was organized and City Savings converted from a mutual savings association to a stock savings association.

LaPorte Savings conducts its business from its main office and three branches in LaPorte, Indiana, located in northwestern Indiana. The Bank’s primary market area is focused on LaPorte County, where its offices are located, and extends into the surrounding counties of St. Joseph, Starke, and Porter Counties.

City Savings conducts its business from its main office and two branches with its main office and Rolling Prairie branch in LaPorte County and its Chesterton branch located in Porter County. City Savings’ market area is focused on LaPorte County and to a lesser extent Porter County, both located in northwestern Indiana.

LaPorte Savings’ and City Savings’ deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Deposit Insurance Fund (“DIF”). LaPorte Savings and City Savings are also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank. LaPorte Savings and City Savings are members of the Federal Home Loan Bank (the “FHLB”) of Chicago and are regulated by the FDIC. As of March 31, 2007, LaPorte Savings had assets of $251,722,000, deposits of $184,215,000 and equity of $26,878,000. City Savings had assets of $130,928,000, deposits of $94,977,000 and equity of $12,806,000.

General (cont.)

LaPorte Savings is a community-oriented institution which has been principally engaged in the business of serving the financial needs of the public in its local community and throughout its primary market area. LaPorte Savings has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, including construction loans, which represented 36.1 percent of its loan originations during the three months ended March 31, 2007, and a similar 37.9 percent of its loan originations during fiscal year 2006. Commercial real estate loan originations represented a strong 46.8 percent and 38.3 percent of total originations for the same respective time periods. At March 31, 2007, 45.5 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding construction loans, compared to a higher 54.1 percent at December 31, 2002, with the primary sources of funds being retail deposits from residents in its local communities and FHLB advances. The Bank is also an originator of multi-family loans, construction loans, land loans, commercial business loans and consumer loans. Consumer loans consist of loans on deposits accounts, automobile loans, home equity loans and other personal loans. City Savings has also focused its lending activity on loans secured by one- to four-family dwellings, which represented 36.1 percent of City Savings’ loan portfolio at March 31, 2007, and were responsible for 23.1 percent of loan originations for the fiscal year ended June 30, 2006.

The Bank had $93.3 million, or 37.1 percent of its assets in cash and investments excluding FHLB stock which totaled $2.7 million or 1.1 percent of assets. The Bank had $33.3 million of its investments in mortgage-backed and related securities representing 13.2 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

City Savings had a much lesser $19.6 million in cash, investments and mortgage-backed securities at March 31, 2007, representing 15.0 percent of assets.

LaPorte Savings has seen a modest deposit increase over the past four fiscal years with deposits increasing 6.5 percent from December 31, 2002, to December 31, 2006, or an average of 1.6 percent per year, and from December 31, 2006, to March 31, 2007, deposits decreased

General (cont.)

by 8.7 percent, compared to a 10.7 percent growth rate in fiscal 2006. LaPorte Savings has focused on residential real estate loan activity during the past five years, monitoring its net interest margin, noninterest expenses and earnings and maintaining its equity to assets ratio. Equity to assets increased slightly from 9.50 percent of assets at December 31, 2002, to 10.68 percent at March 31, 2007, due to overall stable earnings combined with a slight decrease in assets.

City Savings’ deposits have increased from 2002 to 2006 by a strong 48.3 percent or 12.1 percent annually. From June 30, 2006, to March 31, 2007, deposits increased 1.3 percent compared to a 25.2 percent decrease in fiscal 2006. City Savings’ equity to asset ratio has decreased, declining from 12.5 percent at June 30, 2002, to 9.8 percent at March 31, 2007.

LaPorte Savings’ primary lending strategy has been to focus on the origination of fixed-rate one-to four-family loans, the origination of commercial real estate loans, the origination of commercial business loans, and the origination of consumer and automobile loans.

LaPorte Savings’ share of one- to four-family mortgage loans has decreased modestly, from 54.1 percent of gross loans at December 31, 2002, to 45.5 percent as of March 31, 2007. Commercial real estate loans increased from 18.5 percent of loans to 27.8 percent from December 31, 2002, to March 31, 2007, respectively, while construction loans decreased from 5.2 percent to 2.0 percent during the same time period. All types of real estate loans as a group decreased modestly from 77.9 percent of gross loans at December 31, 2002, to 75.5 percent at March 31, 2007. The decrease in real estate loans was offset by LaPorte Savings’ increase in commercial and consumer loans. LaPorte Savings’ share of commercial loans witnessed an increase in their share of loans from 1.8 percent at December 31, 2002, to 7.1 percent at March 31, 2007, and the share of consumer loans, including home equity loans, decreased from 20.3 percent to 17.4 percent.

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets

General (cont.)

in recognition of the more stringent requirements within the industry to establish and maintain adequate general valuation allowances. At December 31, 2002, LaPorte Savings had $1,173,000 in its loan loss allowance or 0.72 percent of gross loans and 267.2 percent of nonperforming loans, which decreased to $1,024,000 and represented a higher 0.74 percent of gross loans but a lower 94.3 percent of nonperforming loans at March 31, 2007.

City Savings’ share of one- to four-family loans was a moderate 36.1 percent at March 31, 2007, changing modestly from 31.5 percent at December 31, 2002. Commercial real estate loans represented 21.7 percent of loans at March 31, 2007, rising from 16.3 percent at June 30, 2002. Real estate loans, including construction loans, represented a moderate 72.5 percent of loans at March 31, 2007, increasing from 71.2 percent at December 31, 2002. Consumer loans were comprised of home equity loans, automobile loans and other loans and represented 17.9 percent of gross loans at March 31, 2007, up from 17.8 percent at June 30, 2005. Commercial business loans represented 9.6 percent of gross loans at March 31, 2007, down from 11.0 percent at June 30, 2005.

Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings but a greater emphasis on noninterest income. With a dependence on net interest margin for earnings, current management will focus on continuing to strengthen LaPorte Savings’ net interest margin without undertaking excessive credit risk combined with strengthening LaPorte Savings’ interest risk position and continuing to strive to increase noninterest income.

PERFORMANCE OVERVIEW

LaPorte Savings’ financial position at year end December 31, 2002 through March 31, 2007, is shown in Exhibits 1 through 4. Exhibit 5 provides selected financial data at December 31, 2002, through 2006 and at March 31, 2007, for LaPorte Savings. The Bank has focused on maintaining its asset base, strengthening its equity ratio and increasing its cash and investments to offset its shrinkage in loans. The impact of these trends, recognizing the trend in interest rates, has resulted in minimal change in net interest rate spread from 2.36 percent at December 31, 2002, to 2.37 percent at March 31, 2007. LaPorte Savings has experienced a modest decrease in assets from December 31, 2002, through March 31, 2007, with a similar decrease in deposits, a modest decrease in FHLB advances, a moderate decrease in loans and a modest increase in the dollar level of equity over the past five periods.

City Savings Financial’s financial position at year end June 30, 2002 through 2006, and at March 31, 2007, is shown in Exhibits 1(a) through 4(a). Exhibit 5(a) shows selected financial data for City Savings Financial at June 30, 2002, through March 31, 2007. City Savings has experienced an increase in assets and deposits from June 30, 2002, through March 31, 2007, well exceeding LaPorte Savings’ change in assets and deposits. Such trend for City Savings Financial has resulted in a decrease in net interest spread from 3.04 percent in 2002 to 2.52 percent through 2006 and at March 31, 2007, as shown in Exhibits 1(a) through 4(a). City Savings Financial also experienced an increase in loans and has experienced a decrease in its equity to asset ratio from June 30, 2002, to March 31, 2007.

LaPorte Savings witnessed a total decrease in assets of $4.4 million or 1.7 percent for the period of December 31, 2002, to March 31, 2007, representing an average annual decrease in assets of 0.4 percent. For the year ended December 31, 2006, assets increased $9.6 million or 3.7 percent. Over the past four fiscal periods, LaPorte Savings experienced its largest dollar rise in assets of $9.6 million in fiscal year 2006, which represented a modest 3.7 percent increase in assets funded by a rise in deposits of $19.5 million.

Performance Overview (cont.)

City Savings experienced an increase in assets of $49.5 million or 60.9 percent from June 30, 2002, through March 31, 2007. The increase was focused on an increase in assets of $58.4 million in 2003 with a $40.4 million increase in deposits in 2003 and a $14.2 million increase in borrowed funds.

LaPorte Savings’ net loan portfolio, including mortgage loans and nonmortgage loans, decreased from $164.0 million at December 31, 2002, to $138.2 million at March 31, 2007, and represented a total decrease of $25.8 million, or 15.7 percent. The average annual decrease during that period was 3.7 percent. For the three months ended March 31, 2007, loans increased $1.2 million or 0.9 percent.

City Savings’ net loan portfolio increased to a strong $32.5 million or 47.8 percent from June 30, 2002 through March 31, 2007, representing an average annual increase of 10.1 percent.

LaPorte Savings has gathered funds for lending primarily through retail deposits, but has also made use of FHLB advances in accordance with the demand for loans. Its competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for attracting retail deposits. Deposits decreased $5.2 million or 2.8 percent from December 31, 2002 to March 31, 2007, with an average annual rate of decrease of 0.7 percent. LaPorte Savings’ largest fiscal year deposit growth was in 2006, when deposits increased $19.5 million or a strong 10.7 percent. Its FHLB advances decreased from $41.4 million at December 31, 2002, to $36.5 million at December 31, 2006, and then increased to $38.5 million at March 31, 2007.

City Savings has also obtained its funds through deposits and FHLB advances. Deposits increased $31.8 million from June 30, 2002 through March 31, 2007, representing a 50.3 percent increase or an average of 10.5 percent. City Savings’ FHLB advances totaled $20.9 million at March 31, 2007, representing 16.0 percent of assets. FHLB advances were a lesser $8.0 million or 9.8 percent of assets at June 30, 2002.

Performance Overview (cont.)

LaPorte Savings has been able to increase its dollar equity each fiscal year from 2002 through 2006, except in fiscal 2004 when equity decreased $165,000 due to the Bank’s $1.5 million loss on investment securities. At December 31, 2002, LaPorte Savings had equity of $24.3 million, representing a 9.50 percent equity to assets ratio and then increased to $26.9 million at March 31, 2007, representing a higher 10.68 percent equity to assets ratio. The overall rise in the equity to assets ratio from December 31, 2002 to March 31, 2007, is the result of the Bank’s moderate earnings performance impacted by its modest decrease in assets. The dollar amount of equity increased 10.5 percent from December 31, 2002, to March 31, 2007, representing an average annual increase of 2.5 percent.

City Savings experienced an increase in its dollar amount of equity in four of the past five years with a total dollar increase of 25.6 percent or an average of 5.4 percent a year. The dollar increase is the result of City Savings Financial’s moderate earnings with its equity to asset ratio impacted by its strong growth in assets. City Savings Financial’s equity ratio decreased from 12.53 percent at June 30, 2002, to 9.78 percent at March 31, 2007.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for LaPorte Savings, reflecting its income and expense trends, and Exhibit 6(a) provides selected operating data for City Savings Financial. These tables provide key income and expense figures in dollars for the fiscal years of 2002 through 2006 and for the three months ended March 31, 2007, for LaPorte Savings and for the nine months ended March 31, 2007, for City Savings.

LaPorte Savings experienced an overall decrease in its dollar amount of interest income from 2002 to 2006, due to the decrease in interest rates in the market and at the Bank combined with the Bank’s decrease in total loans. Interest income was $14.1 million in 2002 and a lower $12.5 million in 2003. This trend continued in 2004 and then reversed, resulting in increases in 2005 and 2006. For the year ended December 31, 2006, interest income was $13.6 million,

Income and Expense (cont.)

compared to a higher $14.1 million in 2002. Interest income was $3.4 million for the three months ended March 31, 2007, or $13.7 million on an annual basis, similar to fiscal 2006.

In contrast, City Savings witnessed an overall increase in interest income from 2002 through 2006. Interest income was $5.1 million in 2002 and a larger $9.3 million in 2006, rising from $8.4 million in 2005. Interest income was $6.5 million for the nine months ended March 31, 2007, or $8.7 million on an annual basis, indicating a decrease from $9.3 million in 2006.

LaPorte Savings’ interest expense experienced a similar trend with an overall decrease from fiscal year 2002 to 2006, with an increase in 2006. Interest expense decreased $643,000 or 8.3 percent from 2002 to 2003, compared to a larger dollar decrease in interest income of $1,640,000 or 11.6 percent decrease for the same time period. Interest expense then decreased $1.1 million or 15.3 percent from 2003 to 2005, compared to a decrease in interest income of only $93,000 or 0.7 percent. The increase in interest income in 2005, notwithstanding the decrease in interest expense, resulted in a larger dollar increase in annual net interest income of $601,000 or 10.4 percent for the fiscal year ended December 31, 2005, and a modest increase in net interest margin. Interest expense increased $924,000 or 15.3 percent in 2006, compared to a larger $1,173,000 increase in interest income and a modest increase in net interest margin. Net interest income increased from $6.4 million in 2002, to $6.6 million in 2006. For the three months ended March 31, 2007, interest expense was $1,821,000, or $7,284,000, annualized, representing an increase from $6,945,000 in 2006.

City Savings experienced a similar trend regarding interest income, interest expense and net interest spread. Net interest spread decreased in 2006 for City Savings and continued to decrease in the nine months ended March 31, 2007.

LaPorte Savings has made provisions for loan losses in each of the past five fiscal years of 2002 through 2006 and in the three months ended March 31, 2007. The amounts of those provisions were determined in recognition of the Bank’s nonperforming assets, charge-offs, any

Income and Expense (cont.)

repossessed assets, the Bank’s change in lending activity, and industry norms. The loan loss provisions were $258,000 in 2002, $592,000 in 2003, $460,000 in 2004, $1,340,000 in 2005, $812,000 in 2006, and $75,000 in the three months ended March 31, 2007. The impact of these loan loss provisions has been to provide LaPorte Savings with a general valuation allowance of $1,024,000 at March 31, 2007, or 0.74 percent of gross loans and 66.5 percent of nonperforming assets.

City Savings also made provisions in each period of 2005, 2006, and the nine months ended March 31, 2007, resulting in a modest decrease in its allowance for loan losses from $2,337,000 at June 30, 2005, to $2,114,000 at March 31, 2007. City Savings’ ratio of allowance for loan losses to loans increased to 2.09 percent at March 31, 2007, and its ratio of allowance for loan losses to nonperforming loans increased to 81.9 percent at March 31, 2007.

Total other income or noninterest income indicated a stable trend from fiscal year 2002 through 2006 and then an increase in the three months ended March 31, 2007, due to a one-time gain on the sale of securities. The highest annual noninterest income was in fiscal year 2006 at $1,956,000 or 0.73 percent of assets, including $105,000 in gains on the sale of securities. The lowest noninterest income was $110,000 in 2004, representing 0.04 percent of assets with this lower level due to a $1.5 million loss on investment securities. The average noninterest income for the past five fiscal years was $1,539,800 or 0.59 percent of average assets. Noninterest income consists primarily of fees and charges, life insurance income, gains on loan sales, gains on the sale of investments and other income.

LaPorte Savings’ general and administrative expenses or noninterest expenses increased from $5.7 million for the fiscal year of 2002 to $7.1 million for the fiscal year of 2006 and was $1.9 million for the three months ended March 31, 2007, or $7.6 million, annualized. The largest dollar increase in noninterest expenses was $746,000 from 2003 to 2004 or 12.4 percent. This larger increase in noninterest expenses was due primarily to LaPorte Savings’ rise in staffing and related costs. Noninterest expenses to assets were also higher in 2005 and 2006, due to the Bank’s lower asset base. On a percent of average assets basis, operating expenses

Income and Expense (cont.)

increased from 2.30 percent of average assets for the fiscal year ended December 31, 2002, to 2.76 percent for the fiscal year ended December 31, 2006. For the three months ended March 31, 2007, noninterest expenses to average assets were an even higher 3.02 percent.

The net earnings position of LaPorte Savings has indicated overall stable earnings from 2002 to 2006 except in fiscal 2004 when the Bank experienced a loss due to a one time loss on the sale of securities. The annual net income (loss) figures for the fiscal years of 2002 to 2006 were $1,861,000, $849,000, $(240,000), $891,000 and $1,117,000, respectively, representing returns on average assets of 0.75 percent, 0.32 percent, (0.09) percent, 0.34 percent and 0.43 percent for fiscal years 2002 through 2006, respectively. The Bank had net income of $733,000 for the three months ended March 31, 2007, including a one-time gain of $893,000, and representing a return on average assets of 1.16 percent.

The net earnings position of City Savings indicated a declining trend from 2002 to 2006. City Savings’ return on average assets decreased from 0.63 percent in 2002 to a negative 0.10 percent in 2006, due to higher noninterest expenses. City Savings had earnings of $227,000 in the nine months ended March 31, 2007, representing a return on average assets of 0.22 percent.

Exhibit 7 provides LaPorte Savings’ normalized earnings or core earnings for the twelve months ended March 31, 2007, and core earnings for LaPorte Savings and City Savings combined recognizing the merger adjustments. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There was an adjustment to income to reduce the Bank’s gains on the sale of investments, and there was an adjustment to reflect the net costs related to the merger.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibits 8 and 8(a) to reflect the results of performance for LaPorte Savings and City Savings. The Bank’s return on assets decreased from 0.75 percent in 2002 to 0.43 percent in fiscal year 2006 and then increased to 1.16 percent in the three months ended March 31, 2007, due to gains, compared to 0.38 percent in the three months ended March 31, 2006, annualized.

Income and Expense (cont.)

City Savings’ return on assets also indicated a declining trend. City Savings’ return on average assets decreased from 0.63 percent in 2002 to a negative 0.10 percent in 2006 and then increased to 0.22 percent in the nine months ended March 31, 2007, annualized.

LaPorte Savings’ average net interest rate margin decreased from 2.78 percent in 2002 to 2.20 percent in 2003, then rising to 2.47 percent in 2004, to 2.68 percent in fiscal year 2005, to 2.85 percent in fiscal 2006, and then decreased to 2.78 percent in the three months ended March 31, 2007, annualized. The Bank’s net interest spread indicated a similar overall trend, decreasing from 2.36 percent in 2002 to 1.86 percent in 2003 and then increased to 2.14 percent in 2004, rising to 2.35 percent in fiscal year 2005, increasing to 2.44 percent in fiscal year 2006, and then decreasing to 2.32 percent in the three months ended March 31, 2007, annualized. LaPorte Savings’ average net interest rate spread increased 8 basis points from 2002 to 2006 to 2.44 percent in 2006 from 2.36 percent in 2002 and then decreased 12 basis points in the three months ended March 31, 2007, annualized. The Bank’s net interest margin followed a similar trend, rising 7 basis points to 2.85 percent in 2006 from 2.78 percent in 2002 and then decreased 8 basis points in the three months ended March 31, 2007, annualized.

LaPorte Savings’ return on average equity decreased from 2002 to 2006 and then increased in the three months ended March 31, 2007. The return on average equity decreased from 8.10 percent in 2002 to 4.44 percent in fiscal year 2006 and then increased to 11.00 percent in the three months ended March 31, 2007. City Savings’ return on average equity also decreased from 2002 to 2006 and then increased in the three months ended March 31, 2007. The return on average equity for City Savings decreased from 6.16 percent in 2002 to a negative 1.27 percent in 2006 and then increased to 2.40 percent in the three months ended March 31, 2007.

Income and Expense (cont.)

LaPorte Savings’ ratio of interest-earning assets to interest-bearing liabilities increased modestly from 112.39 percent at December 31, 2002, to 114.67 percent at March 31, 2007. City Savings’ ratio of interest-earning assets to interest-bearing liabilities decreased from 112.46 percent in 2002 to 105.21 percent at March 31, 2007.

LaPorte Savings’ ratio of noninterest expenses to average assets increased from 2.30 percent in fiscal year 2002 to a higher 2.76 percent in fiscal year 2006, due to the Bank’s higher compensation costs and increased further to 3.02 percent in the three months ended March 31, 2007. City Savings’ noninterest expense to average assets ratio increased from 2.68 percent in 2002 to 3.09 percent in 2006 and then decreased to 2.70 percent in the nine months ended March 31, 2007, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 59.2 percent with the lower the ratio indicating higher efficiency. LaPorte Savings has been characterized with a modestly lower level of efficiency, historically, reflected in its modestly higher efficiency ratio, which increased from 68.52 percent in 2002 to 82.52 percent in 2006 and then decreased to 63.74 percent in the three months ended March 31, 2007. City Savings has also been characterized with a lower efficiency ratio which was 74.32 percent in 2002 and increased to 111.97 percent in 2006 and then decreased to 92.69 percent in the nine months ended March 31, 2007.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. LaPorte Savings experienced an increase in its nonperforming asset ratio from 2002 to 2006, but the ratio was still below the industry norm. Nonperforming assets, in general, consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. LaPorte Savings’ nonperforming assets consisted of nonaccrual loans, troubled debt, restructured and real estate owned with no loans 90 days or more past due. The ratio of nonperforming assets to total assets was 0.22 percent at December 31, 2002, then increased to l.56 percent at December 31, 2004, and then decreased to 0.48 percent at December 31, 2006. At March 31, 2007, LaPorte Savings’ ratio of nonperforming assets to total assets increased to 0.61 percent of assets, similar to industry averages.

Income and Expense (cont.)

City Savings Financial is characterized with a much higher share of nonperforming assets of 2.18 percent at March 31, 2007, decreasing from 2.19 percent at June 30, 2002.

Another indicator of asset quality is LaPorte Savings’ ratio of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 0.72 percent of loans at December 31, 2002, and increased to 0.74 percent at March 31, 2007, with the increase due to the Bank’s decrease in loans. As a percentage of nonperforming loans, LaPorte Savings’ allowance for loan losses was 267.20 percent in 2002 and 94.29 percent at March 31, 2007.

City Savings Financial’s allowance for loan losses to total loans was a higher 1.97 percent of loans at March 31, 2007, and a lower 81.90 percent of nonperforming loans at March 31, 2007.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for LaPorte Savings for the fiscal years of 2005 and 2006 and for the three months ended March 31, 2007. In fiscal year 2005, net interest income increased $601,000, due to an increase in interest income of $573,000 accented by a $28,000 decrease in interest expense. The increase in interest income was due to an increase due to rate of $594,000, reduced by a decrease due to volume of $21,000. The decrease in interest expense was due to a decrease due to rate of $256,000, reduced by an increase due to volume of $228,000.

For the fiscal year ended December 31, 2006, net interest income increased $249,000 due to a $1,173,000 increase in interest income reduced by a $924,000 increase in interest expense. The increase in interest income was due to a $1,512,000 increase due to rate reduced by a $339,000 decrease due to volume. The increase in interest expense was the result of an increase due to rate of $999,000 reduced by a decrease due to volume of $75,000.

Income and Expense (cont.)

City Savings experienced decreases in net interest income due to the rise in interest expense in 2006 and due to the decrease in interest income in the nine months ended March 31, 2007.

For the three months ended March 31, 2007, net interest income decreased due to an increase in interest expense of $272,000, reduced by an increase in interest income of $164,000. The increase in interest income was due to a $384,000 increase due to rate reduced by a $220,000 decrease due to volume. The increase in interest expense was the result of an increase due to rate of $540,000 reduced by a decrease due to volume of $268,000.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2004, 2005 and 2006 and for the three months ended March 31, 2006 and 2007, and at March 31, 2007, can be seen in Exhibit 10 for LaPorte Savings, which offer summaries of key yields on interest-earning assets and costs of interest-bearing liabilities.

LaPorte Savings’ weighted average yield on its loan portfolio increased 102 basis points from fiscal year 2004 to 2006, from 5.64 percent to 6.66 percent and then increased 23 basis points to 6.89 percent for the three months ended March 31, 2007, and then increased 7 basis points to 7.06 percent at March 31, 2007. The yield on taxable securities increased 53 basis points from 4.06 percent in 2004 to 4.59 percent in fiscal year 2006 and remained at this level in the three months ended March 31, 2007 and then increased 10 basis points to 4.69 percent at March 31, 2007. The yield on tax exempt securities increased 35 basis points from 3.85 percent in 2004 to 4.20 percent in 2006 and then increased 13 basis points in the three months ended March 31, 2007, and then decreased 2 basis points to 4.31 percent at March 31, 2007. The yield on other interest-bearing deposits increased 376 basis points from fiscal year 2004 to 2006, from 1.20 percent to 4.96 percent and then increased 3 basis points to 5.02 percent for the three months ended March 31, 2007, and then increased another 23 basis points to 5.23 percent

Yields and Costs (cont.)

at March 31, 2007. The combined weighted average yield on all interest-earning assets increased 76 basis points to 5.82 percent from fiscal year 2004 to 2006, and then increased 15 basis points to 5.97 percent for the three months ended March 31, 2007, and increased 15 basis points to 6.12 percent at the three months ended March 31, 2007.

City Savings also witnessed an increase in its weighted average yield on interest-earning assets of 100 basis points from 5.92 percent in 2005 to 6.92 percent for the nine months ended March 31, 2007.

LaPorte Savings’ weighted average cost of interest-bearing liabilities increased 46 basis points to 3.38 percent from fiscal year 2004 to 2006, which was less than the Bank’s 76 basis point increase in yield, resulting in an increase in the Bank’s interest rate spread of 30 basis points from 2.14 percent to 2.44 percent from 2004 to 2006 and then decreased 12 basis point for the three months ended March 31, 2007. LaPorte Savings’ net interest margin increased from 2.47 percent in fiscal year 2004 to 2.85 percent in fiscal year 2006, and then decreased to 2.78 percent for the three months ended March 31, 2007.

City Savings Financial witnessed a decrease in its net interest spread and net interest margin from 2004 to 2006. Net interest spread decreased 33 basis points from 2005 to 2006 to 2.81 percent, and net interest margin decreased 26 basis points from 2004 to 2006 to 2.97 percent in 2006. Net interest spread decreased another 29 basis points to 2.52 percent for the nine months ended March 31, 2007, and net interest margin decreased another 23 basis points to 2.74 percent for the nine months ended March 31, 2007.

INTEREST RATE SENSITIVITY

LaPorte Savings has monitored its interest rate sensitivity position and focused on maintaining a minimal level of interest rate risk exposure by establishing a strong equity position to offset its higher share of fixed-rate loans. LaPorte Savings recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of portfolio equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. LaPorte Savings has responded to the interest rate sensitivity issue by maintaining a higher equity to assets position and a lower change in both the Bank’s equity position and NPV ratio based on changes in interest rates.

LaPorte Savings measures its interest rate risk through the use of its net portfolio value (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Bank is calculated on a quarterly basis by an outside firm, showing its NPV to asset ratio and the change in the NPV ratio for LaPorte Savings under rising and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Interest Rate Sensitivity (cont.)

Exhibit 11 provides LaPorte Savings’ NPV as of March 31, 2007, based on external calculations and the changes in the Bank’s NPV under rising and declining interest rates. The focus of this exposure table is a 200 basis points change in interest rates either up or down.

LaPorte Savings’ change in its NPV at March 31, 2007, based on a rise in interest rates of 100 basis points was a 3.6 percent decrease, representing a dollar decrease in equity value of $1,619,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s NPV was estimated to experience a decrease of 5.5 percent or $2,465,000 at March 31, 2007. LaPorte Savings’ exposure increases to a 6.5 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $2,927,000. The Bank’s exposure under a 200 basis point decrease in interest rates is a 14.9 percent or $6,640,000 decrease.

LaPorte Savings’ post shock NPV ratio based on a 200 basis point decrease in interest rates is 17.53 percent and indicates a 37 basis point decrease from its 17.90 percent based on no change in interest rates.

LaPorte Savings is aware of its minimal interest rate risk exposure under rapidly rising rates and falling rates. Due to its recognition of the need to control its interest rate exposure, the Bank has maintained a higher share of short term and adjustable-rate investment securities and mortgage-backed securities. LaPorte Savings will also continue to focus on maintaining its stronger NPV ratio.

LENDING ACTIVITIES

LaPorte Savings has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings combined with the origination of commercial real estate loans, excluding multi-family loans. The Bank also offers construction loans, land loans, commercial business loans, home equity loans and consumer loans. Exhibit 12 provides a summary of LaPorte Savings’ loan portfolio, by loan type, at December 31, 2002 through 2006, and at the three months ended March 31, 2007.

Lending Activities (cont.)

Residential loans secured by one- to four-family dwellings was the primary loan type representing 45.5 percent of LaPorte Savings’ net loans as of March 31, 2007. This share has seen a modest decrease from 54.1 percent at December 31, 2002. The second largest loan type as of March 31, 2007, was commercial real estate loans, which comprised a strong 27.8 percent of net loans compared to 18.5 percent as of December 31, 2002. The third key loan type was consumer and automobile loans, which represented 12.1 percent of net loans as of March 31, 2007, compared to a higher 15.6 percent at December 31, 2002. Construction loans represent a modest size loan category for LaPorte Savings. Construction loans totaled $2.8 million and represented 2.0 percent of net loans at March 31, 2007, compared to a higher 5.2 percent at December 31, 2002. The multi-family loan category was the fourth largest real estate loan type at March 31, 2007, and represented a minimal 0.15 percent of net loans compared to 0.12 percent at December 31, 2002. The overall mix of loans has witnessed minimal change from fiscal year-end 2002 to March 31, 2007, with LaPorte Savings having decreased its shares of residential mortgage loans, construction loans and consumer loans to offset its increases in commercial real estate loans, commercial business loans and home equity loans.

Commercial business loans represent a modest size loan category for LaPorte Savings. Commercial business loans totaled $9.8 million and represented 7.1 percent of gross loans at March 31, 2007, compared to a lesser $2.9 million or 1.8 percent at December 31, 2002.

The consumer loan and home equity loan categories were the other loan categories at March 31, 2007. Consumer and automobile loans represented a moderate 12.1 percent of gross loans at March 31, 2007 compared to 15.6 percent at December 31, 2002. Home equity loans represented a modest 5.3 percent of gross loans at March 31, 2007, compared to 4.7 percent at December 31, 2002. Consumer loans were the third largest overall loan type at March 31, 2007, and were also the third largest loan category at December 31, 2002. The Bank’s consumer loans include automobile loans, savings account loans, and secured and unsecured personal loans.

Lending Activities (cont.)

The overall mix of loans has witnessed modest changes from fiscal year-end 2002 to March 31, 2007, with the Bank having increased its shares of multi-family loans, commercial real estate loans, commercial business loans and home equity loans to offset its decreases in one- to four-family loans, construction loans, land loans and consumer loans.

The emphasis of LaPorte Savings’ lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in LaPorte Savings’ primary market area of LaPorte County. At March 31, 2007, 45.5 percent of LaPorte Savings’ gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers adjustable-rate mortgage loans (“ARMs”), with an adjustment period of one year. The interest rate on ARMs is generally indexed to the monthly average yield on the U.S. Treasury constant maturities index. The ARM has a maximum rate adjustment of normally 2.0 percent at each adjustment period and 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury constant maturities index. The Bank retains all ARMs which it originates. The majority of ARMs have terms of 30 years, the maximum term offered, with some having terms of 15 and 20 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s primary mortgage loan product is a fixed-rate mortgage loan with a share of LaPorte Savings’ new fixed-rate mortgage loans normally sold in the secondary market. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s fixed-rate mortgage loans conform to FHLMC underwriting standards.

Lending Activities (cont.)

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at LaPorte Savings, even though the Bank does make loans in excess of 80.0 percent loan-to-value ratio. While the Bank does make loans with higher loan-to-value ratios, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

LaPorte Savings has also been an originator of balloon and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $38.5 million in commercial real estate and multi-family combined loans at March 31, 2007, or 27.9 percent of gross loans, compared to a lesser $30.5 million or 18.6 percent of gross loans at December 31, 2002.

The major portion of commercial real estate loans are secured by industrial buildings, medical buildings, small retail establishments and office buildings and other owner-occupied commercial properties. Most of the commercial real estate loans are fully amortizing with a term of up to 15 years for adjustable-rate loans with three-year and five-year adjustment periods. The fixed-rate commercial real estate loans are balloon loans with a five year initial term and a balloon payment at the end of the term. The maximum loan-to-value ratio is normally 80.0 percent. The Bank’s largest commercial real estate loan is $1.7 million.

The Bank also originates construction loans to individuals and to a lesser extent to builders for the construction of residential projects. The Bank had $2.8 million or 2.0 percent of gross loans in construction loans at March 31, 2007. Construction loans are structured for permanent mortgage financing upon completion of construction with a 30-year term. Construction loans are fixed-rate loans that require interest only payments during the construction period. The construction loans have a normal loan-to-value ratio of 80.0 percent. The Bank will originate commercial real estate construction loans for a loan-to-value ratio of up to 80.0 percent and will originate land loans.

Lending Activities (cont.)

LaPorte Savings is an originator of commercial business loans. The Bank had $9.8 million in commercial business loans, representing 7.1 percent of gross loans at March 31, 2007. Commercial loans are provided primarily to small business customers, usually for asset acquisitions and expansion and for working capital purposes. The Bank’s commercial loans have three-year and five-year terms with a balloon payment at the end of the term. The amortization period cannot exceed 15 years. These commercial loans have a loan-to-value ratio of 80.0 percent.

LaPorte Savings is an originator of consumer loans, including home equity loans, with home equity loans totaling $7.4 million at March 31, 2007, and representing 5.3 percent of gross loans and consumer loans totaling $16.7 million, representing $16.7 million or 12.1 percent of gross loans. Home equity loans have adjustable rates tied to the prime rate as published in the Wall Street Journal. These loans have a maximum loan-to-value ratio of 80.0 percent of the real estate property and have terms of up to 15 years. Consumer loans included direct and indirect automobile loans, share loans, and secured and unsecured personal loans. The Bank had $13.0 million in indirect automobile loans, representing 77.8 percent of consumer loans.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of LaPorte Savings’ fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At March 31, 2007, 26.1 percent of the Bank’s loans due after December 31, 2006, were adjustable-rate and 73.9 percent were fixed-rate. At March 31, 2007, the Bank had a modest 8.2 percent of its loans due on or before December 31, 2007, or in one year or less, with 29.3 percent due by December 31, 2011, or in one to five years.

As indicated in Exhibit 14, LaPorte Savings experienced a decrease in its commercial real estate originations and total loan originations from fiscal year 2005 to 2006, which then increased based on the three months ended March 31, 2007. Total loan originations in fiscal

Lending Activities (cont.)

year 2005 were $76.6 million compared to a lesser $72.4 million in fiscal year 2006, reflective of a higher balance of one- to four-family loans originated offset by a lower balance of commercial real estate loans originated, decreasing from $32.0 million to $27.8 million. The decrease in commercial real estate loan originations from 2005 to 2006 of $4.2 million represented 100.0 percent of the $4.2 million aggregate decrease in total loan originations from 2005 to 2006, with one- to four-family loans increasing $2.9 million and commercial business loans increasing $1.7 million with these two loan increases representing the two largest categories of loan increases. Construction loans increased $611,000 from 2005 to 2006, while consumer loans originated decreased $5.6 million.

In the three months ended March 31, 2007, total loan originations were $16.6 million, indicating an increase of $1.9 million from the $14.7 million in loan originations in the three months ended March 31, 2006. One- to four-family loan originations increased $1.5 million to $5.6 million and represent 78.9 percent of the total increase in loan originations. Commercial real estate loan originations also increased, indicating a rise in originations of $1.7 million while commercial loans decreased $663,000, representing the strongest decrease of any loan category.

Overall, loan originations fell short of principal payments, loans sales, loan repayments and other deductions in 2005 and also in 2006 and exceeded reductions in the three months ended March 31, 2007. In fiscal 2005, loan originations and purchases fell short of reductions by $8.8 million, fell short of reductions by $4.5 million in 2006, and then exceeded reductions by $1.2 million in the three months ended March 31, 2007.

NONPERFORMING ASSETS

LaPorte Savings understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances.

Nonperforming Assets (cont.)

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. LaPorte Savings has been characterized with a lower balance of nonperforming assets in 2002, which increased in 2003 through 2005 and then decreased in 2006 and then increased at March 31, 2007.

Exhibit 15 provides a summary of LaPorte Savings’ delinquent loans at December 31, 2006, and at March 31, 2007, indicating an overall decrease in delinquent loans from December 31, 2006, to March 31, 2007. The Bank had $1,316,000 in loans delinquent 30 to 89 days at March 31, 2007. Loans delinquent 90 days and over totaled $581,000 at March 31, 2007, with these two categories representing 1.37 percent of gross loans with most of them commercial real estate loans. At December 31, 2006, delinquent loans of 30 to 89 days totaled $2,171,000 or 1.59 percent of gross loans and loans delinquent 90 days and over totaled $320,000 or 0.23 percent of gross loans for a combined share of 1.82 percent of gross loans, compared to a lower $1,897,000 and lower 1.37 percent of gross loans at March 31, 2007.

City Savings had a higher $3.7 million in loans delinquent 30 to 89 days and representing 3.64 percent of loans and $956,000 in loans 90 days or more past due, representing 0.95 percent of loans with all delinquent loans representing a higher 4.59 percent of loans.

It is normal procedure for LaPorte Savings’ board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Bank sends a notice to the borrower, possibly accompanied by a phone call, and after 25 days delinquency, the borrower is contacted to discuss arrangements for payment. When the loan becomes delinquent at least 90 days, the Bank will refer the matter to the Management Collections Committee which may authorize legal counsel to commence foreclosure proceedings. Under certain circumstances, the Bank may

Nonperforming Assets (cont.)

arrange for an alternative payment structure through a workout agreement. A decision as to whether and when to initiate foreclosure proceeding is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency.

Exhibit 16 provides a summary of LaPorte Savings’ nonperforming assets at December 31, 2002 through 2006, and at March 31, 2007. Nonperforming assets include loans 90 days or more past due, nonaccruing loans, troubled debt restructures and real estate owned. The Bank carried a normal 0.61 percent ratio of nonperforming assets to total assets at March 31, 2007, compared to the industry average of 0.60 percent. LaPorte Savings’ nonperforming assets were $564,000 at December 31, 2002, and a higher $1,290,000 at December 31, 2006, which represented 0.22 percent of assets in 2002 and 0.48 percent in 2006. The Bank’s nonperforming assets included $200,000 in nonaccrual loans, $239,000 in loans 90 days or more past due and $125,000 in real estate owned for a total of $564,000 in 2002 with $453,000 in real estate owned, no loans 90 days or more past due, $517,000 in troubled debt restructured, and $320,000 in nonaccrual loans in 2006 for a total of $1,290,000. At March 31, 2007, nonperforming assets were a higher $1,539,000 or 0.61 percent of assets and included no loans 90 days or more past due, $505,000 in troubled debt restructured, $581,000 in nonaccrual loans and $453,000 in real estate owned.

City Savings had $2.9 million in nonperforming assets, representing 2.18 percent of assets at March 31, 2007, which was down from $4.6 million, representing 3.61 percent of assets at June 30, 2005.

LaPorte Savings’ ratio of nonperforming assets was much lower than its ratio of classified assets. The Bank’s classified assets was 2.30 percent of assets at December 31, 2005, 2.25 percent at December 31, 2006, and 2.31 percent at March 31, 2007 (reference Exhibit 17). The Bank’s classified assets consisted of $5,643,000 in substandard assets and $163,000 classified as doubtful, with no assets classified as loss at March 31, 2007. The Bank had no assets classified as loss at December 31, 2005 and 2006, and zero classified as doubtful in 2005 and $83,000 in 2006, with the balances of $5,915,000 and $5,921,000 classified as substandard, respectively, in 2005 and 2006.

Nonperforming Assets (cont.)

Exhibit 18 shows LaPorte Savings’ allowance for loan losses at December 31, 2002 through 2006, and at March 31, 2006 and 2007, indicating the activity and the resultant balances. LaPorte Savings has witnessed a slight decrease in its balance of allowance for loan losses from $1,173,000 at December 31, 2002, to $1,024,000 at March 31, 2007, in response to its charge-off activity. The Bank had provisions for loan losses of $200,000 in fiscal 2002, $225,000 in fiscal 2003, $8,000 in fiscal 2004, $215,000 in fiscal 2005, $143,000 in 2006 and $56,000 in the three months ended March 31, 2006, and $3,000 in the three months ended March 31, 2007.

The Bank had total charge-offs of $334,000 in 2002, $207,000 in 2003, $424,000 in fiscal 2004, $209,000 in 2005 and $242,000 in 2006, with total recoveries of $39,000 in 2002, $105,000 in 2003, $85,000 in 2004, $93,000 in 2005 and $76,000 in 2006. The Bank had charge-offs in the three months ended March 31, 2007, of $38,000 and recoveries of $18,000. The Bank’s ratio of allowance for loan losses to gross loans was 0.72 percent at December 31, 2002, and a higher 0.74 percent at March 31, 2007, due to the decrease in loan balance. Allowance for loan losses to nonperforming loans was 267.2 percent at December 31, 2002, and a lower 94.3 percent at March 31, 2007.

City Savings also experienced an increase in its ratio of allowance for loan losses to loans, rising from 1.85 percent at June 30, 2005, to 2.09 percent at March 31, 2007. City Savings also witnessed a rise in its ratio of its allowance for loan losses to nonperforming loans from 46.2 percent at June 30, 2005, to 81.9 percent at March 31, 2007.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, municipal securities, equity securities, and mortgage-backed securities, including CMO’s. Exhibit 19 provides a summary of LaPorte Savings’ investment portfolio at December 31, 2004, 2005 and 2006 and March 31, 2007, excluding FHLB stock. The exhibit also includes the Bank’s mortgage-backed securities. Investment and mortgage-backed securities totaled $85.8 million at March 31, 2007, based on fair value, compared to $80.6 million at December 31, 2004. The Bank had $49.6 million in mortgage-backed securities and CMO’s at December 31, 2004, and a lesser $33.3 million at March 31, 2007, both of which are included in total investments.

The primary component of investment securities at March 31, 2007, was U.S. government and federal agency securities, representing 47.8 percent of total investments, excluding FHLB stock, compared to a lesser 22.0 percent at December 31, 2004. The Bank also had cash and interest-bearing deposits totaling $7.5 million at March 31, 2007, and a larger $8.5 million at December 31, 2004. The Bank had $2,661,000 in FHLB stock at March 31, 2007. The weighted average yield on investment securities was 4.59 percent for the three months ended March 31, 2007, and a higher 5.02 percent yield on other interest-bearing deposits for the three months ended March 31, 2007.

City Savings had total investments of $16.5 million at March 31, 2007, including $377,000 in mortgage-backed securities. City Savings also had $3.2 million in cash and interest-bearing deposits and $1,526,000 in FHLB stock.

DEPOSIT ACTIVITIES

The mix of deposits by amount at December 31, 2004, 2005 and 2006, and at March 31, 2007, is provided in Exhibit 20. There has been modest volatility in total deposits and in the deposit mix during this period. Total deposits have decreased from $186.8 million at December 31, 2004, to $184.2 million at March 31, 2007, representing a decrease of $2.6 million or 1.4

Deposit Activities (cont.)

percent. Certificates of deposit have increased from $93.0 million at December 31, 2004, to $99.9 million at March 31, 2007, representing an increase of $6.9 million or 7.4 percent, while regular savings, NOW and MMDA accounts and noninterest checking accounts have decreased $9.5 million from $93.8 million at December 31, 2004, to $84.3 million at March 31, 2007 or 10.1 percent.

City Savings has a similar mix of deposits with certificates of deposits representing 65.6 percent of deposits and regular savings, NOW and MMDA accounts representing 34.4 percent of City Savings total deposits of $95.0 million at March 31, 2007. Such deposits have increased $1.2 million or 1.3 percent from June 30, 2006.

The Bank’s share of certificates of deposit witnessed an increase, rising from a modestly lower 49.8 percent of deposits at December 31, 2004, to 54.2 percent of deposits at March 31, 2007. The major component of certificates at March 31, 2007, had rates between 5.00 percent and 5.99 percent and represented 64.8 percent of certificates. At December 31, 2005, the major component of certificates was the 3.00 percent to 3.99 percent category with a moderate 37.4 percent share of certificates. The category of certificates witnessing the strongest growth in dollars from December 31, 2005, to March 31, 2007, was certificates with rates between 5.00 percent and 5.99 percent, which increased $53.3 million during this time period. The category witnessing the largest dollar decrease from December 31, 2005, to March 31, 2007, was certificates with rates between 3.00 percent and 3.99 percent, which declined $24.5 million.

Exhibit 21 also provides a breakdown of certificates by rate and maturity as of March 31, 2007. A strong 76.7 percent of the Bank’s certificates of deposit mature in one year or less. The second largest category of certificates based on maturity was certificates maturing in one to two years, which represented 14.7 percent of certificates. The largest category of certificates based on interest rate was certificates with rates from 5.00 percent to 5.99 percent, totaling $64.7 million, representing 64.8 percent of certificates.

Deposit Activities (cont.)

Exhibit 22 shows the Bank’s deposit activity for the two years ended December 31, 2005 and 2006, and for the three months ended March 31, 2006 and 2007. Including interest credited, LaPorte Savings experienced net increases in deposits in fiscal year 2006 and in the three months ended March 31, 2006, and net decreases in deposits in fiscal 2005 and in the three months ended March 31, 2007. In fiscal year 2005, there was a net decrease in deposits of $4.4 million, with a net increase in deposits of $19.5 million in 2006. In the three months ended March 31, 2006, there was a net increase in deposits of $1.8 million, resulting in a 1.0 percent increase in deposits, and in the three months ended March 31, 2007, there was a net decrease in deposits of $17.6 million or 8.7 percent.

BORROWINGS

LaPorte Savings has made regular use of FHLB advances in the years ended December 31, 2004, 2005 and 2006, and in the three months ended March 31, 2006 and 2007. The Bank had total FHLB advances of $49.5 million at December 31, 2004, with a weighted average cost of 4.82 percent and $38.5 million at March 31, 2007, with a weighted average rate of 5.42 percent.

City Savings has also made regular use of FHLB advances. City Savings had $15.1 million in FHLB advances at March 31, 2007, with a weighted average rate of 5.08 percent. Such advances have increased from $10.9 million at June 30, 2005, which had a weighted average rate of 2.77 percent.

SUBSIDIARIES

LaPorte Savings had only one active subsidiary at March 31, 2007, LPSB Investments, LTD, Caymen (“LPSB Investments”). LPSB Investments’ primary purpose has been to manage a portion of the Bank’s investment portfolio subject to approval by LPSB Investments’ board of directors.

OFFICE PROPERTIES

LaPorte Savings had four offices at March 31, 2007, its home office located at 710 Indiana Avenue in LaPorte with three additional branches in LaPorte (reference Exhibit 24). LaPorte Savings owns its home office and all three branches. The Bank also owns parcels of land in Westville, Indiana and Valparaiso, Indiana. At March 31, 2007, the Bank’s net investment in its office premises, including real property acquired for future branch offices, totaled $6.3 million or 2.50 percent of assets, and the Bank’s total investment in fixed assets, based on depreciated cost was a large $8.3 million or 3.29 percent of assets.

City Savings has three offices at March 31, 2007, its home office in Michigan City and branches in Chesterton and Rolling Prairie.

MANAGEMENT

The president and chief executive officer of LaPorte Savings is Lee A. Brady, who is also a director (reference Exhibit 25). Mr. Brady has served as chief executive officer since 1989. Mr. Brady began his banking career at LaPorte Savings in 1974. Michele M. Thompson is vice president and chief financial office and a director of LaPorte Savings. Ms. Thompson has more than 20 years of banking experience. Russell L. Klosinski is executive vice president and cashier. Mr. Klosinski has worked with the Bank since 1985 when he began as assistant vice president/consumer lending, eventually becoming executive vice president.

II.	DESCRIPTION OF PRIMARY MARKET AREA

LaPorte Savings’ retail market area encompasses all of LaPorte County. The Bank’s main office and three branch offices are in the city of LaPorte, located in LaPorte County, Indiana.

Exhibit 26 provides a summary of key demographic data and trends for LaPorte County, Indiana and the United States. From 1990 to 2000, population increased in LaPorte County by 2.8 percent and increased by 9.7 percent in Indiana and 13.2 percent in the United States. The estimated population in 2006 indicates a minimal increase in population from 2000 to 2006 in LaPorte County. The population is estimated to have increased only 0.9 percent from 2000 to 2006, compared to a 4.8 percent in Indiana and 7.9 percent in the United States. Future population projections indicate that population will decrease in LaPorte County from 2006 through the year 2011. LaPorte County’s population is projected to decrease by 0.2 percent, and Indiana and the United States are projected to have increases in population of 3.8 percent and 6.7 percent, respectively.

Consistent with its minimal increase in population, LaPorte County witnessed a slightly higher increase in households (families) of 6.7 percent from 1990 to 2000. During that same time period, the number of households increased in Indiana by 13.2 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2006 indicates a modest increase in LaPorte County of 2.8 percent. Indiana indicated a higher increase of 6.1 percent, but lower than the United States’ increase of 8.1 percent. From 2006 through the year 2011, LaPorte County’s households are projected to increase by 0.6 percent, while the numbers of households are expected to increase in Indiana and the United States by 4.4 percent and 6.9 percent, respectively.

In 1990, the per capita income in LaPorte County was lower than the per capita income in both Indiana and the United States. LaPorte County had a 1990 per capita income of $12,973, while Indiana and the United States had 1990 per capita income of $13,149 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas, with

Description of Primary Market Area (cont.)

LaPorte County’s per capita income increasing from 1990 to 2000 by 45.8 percent to $18,913. Per capita income increased by 55.1 percent in Indiana to $20,397 and by 49.7 percent to $21,587 in the United States. From 2000 to 2006, per capita income continued to increase, by 24.1 percent to $23,466 in LaPorte County, by 24.7 percent to $25,441 in Indiana and by 21.5 percent to $26,228 in the United States.

The 1990 median household income of $28,469 in LaPorte was lower than the median household income in Indiana at $28,797 and lower than the United States at $30,056. From 1990 to 2000, median household income increased in all areas, with LaPorte County indicating an increase of 45.5 percent to $41,430, Indiana increasing by 44.4 percent to $41,587 and the United States increasing by 39.7 percent to $41,994. From 2000 to 2006, median household income in LaPorte County was estimated to have increased 20.6 percent to $49,947, compared to Indiana’s growth of 22.3 percent to $50,854, and the United States’ increase of 15.6 percent to $48,534 from 2000 to 2006. From 2006 to 2011, median household income is projected to increase by 14.2 percent in LaPorte County, by 18.0 percent in Indiana and by 25.1 percent in the United States. Based on those rates of increase, by 2011, median household income is expected to be $57,038 in LaPorte County, $60,020 in Indiana, and $60,704 in the United States.

Exhibit 27 provides a summary of key housing data for LaPorte County, Indiana and the United States. In 1990, LaPorte County had a rate of owner-occupancy of 73.1 percent, higher than the other two areas with Indiana at 70.2 percent and the United States at 64.2 percent. As a result, LaPorte County supported a rate of renter-occupied housing of 26.9 percent, compared to 29.8 percent for Indiana and 35.8 percent for the United States. In 2000, owner-occupied housing increased in LaPorte County to 75.2 percent, in Indiana to 71.4 percent and in the United States to 66.2 percent. Conversely, the renter-occupied rates decreased to 24.8 percent, 28.6 percent and 33.8 percent in LaPorte County, Indiana and the United States, respectively.

Description of Primary Market Area (cont.)

LaPorte County’s 1990 median housing value of $52,600 was lower than Indiana’s median housing value of $53,500 and also the United States’ $79,098. The 1990 average median rent in LaPorte County, Indiana and the United States was $368, $374 and $374, respectively.

In 2000, median rent values increased in LaPorte County to $495 and in Indiana and the United States to higher levels of $521 and $602, respectively. The 2000 median housing values had also increased to $93,500, $94,300 and $119,600 for LaPorte County, Indiana and the United States, respectively.

In 1990, the major source of employment in LaPorte County by industry group, based on share of employment, was the manufacturing industry at 30.2 percent. However, the services industry was responsible for the highest number of employment in both Indiana and the United States with 32.7 percent in Indiana and 34.0 percent in the United States (reference Exhibit 28). The services industry was the second largest major employer in LaPorte County at 29.8 percent, while the manufacturing sector was the second leading employer at 25.1 percent Indiana. In the United States, the wholesale/retail industry group was the second leading employer at 27.5 percent. The wholesale/retail group was the third major overall employer in LaPorte County at 20.3 percent and represented a strong 21.4 percent of employment in Indiana. In the United States, the manufacturing group was the third major employer, responsible for 19.5 percent of jobs. The agriculture/mining, construction, transportation/utilities, finance, insurance and real estate groups combined to provide 19.7 percent of employment in LaPorte County, 20.8 percent of employment in Indiana, and 19.3 percent of employment in the United States, respectively.

In 2000, the services industry, manufacturing group and wholesale/retail group provided the first, second and third highest sources of employment in both LaPorte County and Indiana. The services, wholesale/retail trade and manufacturing industries provided the highest sources of employment in the United States.

Description of Primary Market Area (cont.)

Some of the largest employers in the area are listed below.

Employer	Business	Number of Employees
LaPorte Hospital	Healthcare	1,500
Saint Anthony Memorial	Healthcare	1,200
Blue Chip Casino	Entertainment	1,000
Howmet Corporation	Castings	650
Sullair	Manufacturer of compressors	550
LaPorte Community Schools	Education	445
Aero Metals	Castings	425
Federal Mogul	Manufacture wiper blades	375
Nash Finch	Food distribution	360
Michigan City Baking	Cookies	350
New York Blower	Manufacture/industrial fans	330
TP Orthodontics	Manufacturer/orthodontic tools, products	325
Casting Services	Castings	290

The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in LaPorte County, Indiana and the United States in 2003 through March 2007. LaPorte County has been characterized by higher unemployment rates than Indiana and the United States. In 2003, LaPorte County had an unemployment rate of 6.8 percent, compared to unemployment rates of 5.3 percent in Indiana and 6.0 percent in the United States. LaPorte County’s unemployment rate decreased in 2004 to 6.2 percent, compared to a decrease to 5.2 percent in Indiana and a decrease to 5.5 percent in the United States. In 2005, LaPorte County’s unemployment rate decreased to 5.9 percent. Indiana’s unemployment rate increased slightly to 5.3 percent, and the United States’ rate decreased to 5.1 percent. In 2006, all areas had decreases in their unemployment rates. LaPorte County’s unemployment rate decreased to 5.7 percent in 2006, and the unemployment rates in Indiana and the United States decreased to 5.0 percent and 4.6 percent, respectively. By March 2007, the unemployment rate increased to 5.9 percent in LaPorte County, remained at 5.0 percent in Indiana and decreased slightly to 4.5 percent in the United States.

Description of Primary Market Area (cont.)

LaPorte County is characterized by lower than average income compared to Indiana and the United States and a housing value also lower than Indiana and the United States. In addition, unemployment rates in LaPorte County have been consistently higher than Indiana and the United States.

Exhibit 30 provides deposit data for banks and thrifts in LaPorte County, reflecting LaPorte Savings’ market share. LaPorte Savings’ deposit base in LaPorte County was $190.5 million or a 69.9 percent share of the $272.6 million total thrift deposits but only a 14.2 percent share of the total deposits, which were $1.3 billion as of June 30, 2006. It is evident from the size of the thrift deposits and bank deposits that LaPorte County has a moderate deposit base, with LaPorte Savings having a strong market penetration for thrift deposits and a moderate percentage of total deposits.

Exhibit 31 provides interest rate data for each quarter for the years 2003 through 2006 and for the first quarter of 2007. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2003 through mid-2006 and then a flat trend in the last half of 2006 and the first quarter of 2007. This trend indicates some decrease in One-Year Treasury Bills and 30-Year Treasury Notes in 2006 and then stable in the first quarter of 2007.

SUMMARY

To summarize, LaPorte County represents an area with modestly increasing population and household trends during the 1990s and early 2000s. Population is projected to decrease slightly but households are projected to continue to increase slightly from 2006 through 2011. LaPorte County displayed a lower per capita income and lower household income than Indiana and the United States. The median rent in LaPorte County were lower than Indiana’s median

Description of Primary Market Area (cont.)

rent. By 2000, the median rent of LaPorte County was still lower than in Indiana. In 1990, LaPorte County’s median housing value was also lower than both Indiana’s and that of the United States, and in 2000, LaPorte County’s median housing value was again lower than both Indiana’s median housing value and that of the United States. LaPorte County has had modestly higher unemployment rates when compared to Indiana and the United States. Finally, LaPorte County is a competitive financial institution market dominated by banks with a total market deposit base for banks and thrifts of $1.3 billion.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of LaPorte Savings is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes various methodologies and parameters used in the selection of the group. The selection of the comparable group was based on the establishment of both general and specific parameters using financial condition, operating and asset quality characteristics of the Bank to indicate the overall appropriateness of each of the comparable group institutions and the full comparable group in aggregate. The parameters established and defined are considered to be both reasonable and reflective of the Bank’s basic operations.

The various characteristics of the selected comparable group provide the primary basis for applying the necessary adjustments to the Bank’s pro forma value relative to the comparable group. There is also a general recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Indiana.

Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, for the universe of 200 publicly-traded, FDIC-insured, fully converted thrifts in the United States (“all thrifts”), also subclassifying those thrifts by region, including the 77 publicly-traded Midwest thrifts (“Midwest thrifts”) and the 20 publicly-traded thrifts in Indiana (“Indiana thrifts”), and by trading exchange. Exhibits 34 and 35 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, for the 72 publicly-traded, FDIC-insured mutual holding companies in the United States.

Exhibit 36 presents prices and price trends for all FDIC-insured full conversions, including second stage mutual holding company conversions, completed between March 31,

Introduction (cont.)

2006, and May 11, 2007; and Exhibit 37 presents prices and price trends for all FDIC-insured first step mutual holding company minority offerings during that time period.

SELECTION PARAMETERS

Mutual Holding Companies

The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to just under 50 percent, since public ownership must be in the minority, causing them to demonstrate certain characteristic differences not only from fully converted, publicly-traded companies, but also among themselves. Mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and, in most cases, a lower book value per share. Mutual holding company trading volume in the aftermarket is often lower than fully converted companies, with the fewer public shares affording less liquidity to the issue. Additionally, there is a measure of speculation attached to mutual holding company pricing, in that mutual holding companies have more potential for remutualization than fully converted companies; and many mutual holding companies subsequently elect to offer to the public the majority of shares owned by the MHC in what is known as a second stage conversion. In a second stage conversion, the original minority public shareholders receive additional shares, known as exchange shares, in the fully converted company in order to maintain the same collective percentage ownership they held in the MHC. Such additional shares might increase the value of the minority shares, although recent short term price appreciation following second stage conversions has been generally modest.

LaPorte Bancorp, Inc. will be conducting a first stage mutual holding company minority offering in conjunction with its acquisition of City Savings Financial Corporation and will be majority owned by a federally chartered mutual holding company, LaPorte Savings Bank, MHC. Inasmuch as, following the completion of its minority offering, the Bank will demonstrate the

Mutual Holding Companies (cont.)

same structural characteristics and will be subject to similar market influences as other publicly- traded mutual holding companies, it is our opinion that an appropriate comparable group be comprised wholly of mutual holding companies. In order, however, to moderate the differences in ownership, pricing and trading characteristics among the comparable group companies and to recognize their differences from the larger universe of publicly-traded companies, we will derive their pricing ratios on a fully converted basis by applying pro forma second stage conversion parameters to their current financial structure. This process will discussed in greater detail in Section VI of this Appraisal.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Bank of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for continued listing.

Of the 72 publicly-traded, FDIC-insured mutual holding companies, savings institutions, none is traded on the New York Stock Exchange, 1 is traded on the American Stock Exchange, 39 are traded on NASDAQ, 29 are traded on the OTC Bulletin Board and 3 are listed in the Pink Sheets. Comparable group institutions will be limited to the 40 companies traded on the American Stock Exchange and NASDAQ.

Asset Size

Asset size was another parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $500 million or less, due

Asset Size (cont.)

to the general similarity of asset mix and operating strategies of institutions within this asset range. LaPorte Savings had assets of approximately $251 million and City Savings had assets of approximately $131 million at March 31, 2007, for a combined total of $382 million.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction.

There are no other pending merger/acquisition transaction involving thrift institutions in the city, county or market area of ether LaPorte Savings or City Savings, as indicated in Exhibit 38.

Second Stage Conversion/Secondary Offering

The comparable group will not include any mutual holding company that has announced or is in the process of a second stage conversion, or that has announced or has recently completed a secondary stock offering, due to the price impact of such a transaction.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to the trading date of May 11, 2007, used in this Appraisal, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to March 31, 2006.

Geographic Location

The geographic location of an institution is a pertinent parameter due to the impact of various regional economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. The geographic location parameter has, therefore, eliminated regions of the United States distant to or incompatible with the Bank, including the western, northwestern and southwestern states.

The geographic location parameter consists of the Midwestern, New England, Mid-Atlantic and Southeastern states. The geographic location parameter has been further applied to eliminate institutions within the limits of certain eastern and southeastern cities such as Boston, New York, Philadelphia and Atlanta, since the demographics and economic and competitive environments of large cities are significantly and endemically different from those of the Bank’s market area.

Core Return on Average Assets (Core ROAA)

The comparable group will not include any institutions with negative core earnings during their most recent four quarters, since negative core earnings result in a negative price to core earnings multiple. Such a negative multiple is infinite and not meaningful and, in our

Core Return on Average Assets (Core ROAA) (cont.)

opinion, would unreasonably and unacceptably skew and distort the comparable group’s average and median price to core earnings multiples, which are factors in the determination of value.

THE COMPARABLE GROUP

The comparable group was selected after the application of the foregoing parameters, as follows, with the outlined rows in Exhibit 39 indicating the institutions ultimately selected for the comparable group using the selection parameters established in this section.

1.	Exhibit 39 in its entirety shows the 40 mutual holding companies remaining as comparable group candidates after applying the trading exchange parameter, thereby eliminating the 32 mutual holding companies listed on the OTC bulletin board or in the Pink Sheets.

2.	Of the 40 institutions within the trading exchange parameter, the 20 institutions with total assets in excess of $500 million were eliminated.

3.	None of the 20 remaining institutions was eliminated due to involvement in a merger/acquisition transaction.

4.	None of the remaining 20 institutions was eliminated due to an announced or ongoing second stage conversion.

5.	One of the remaining 20 institutions, Alliance Bancorp of Pennsylvania, was eliminated since it recently completed a secondary offering.

The Comparable Group (cont.)

6.	The following three of the remaining 19 institutions were eliminated due to their IPO dates subsequent to March 31, 2006:

Northeast Community Bancorp

MSB Financial Corp.

Lake Shore Bancorp, Inc.

7.	The following two of the remaining 16 institutions were eliminated due to their location within the limits of large cities:

Brooklyn Federal Bancorp, Brooklyn, New York

Prudential Bancorp of Pennsylvania, Philadelphia, Pennsylvania

8.	One of the remaining 14 institutions, FirstFed Financial Corp., was eliminated due to its negative core earnings.

As outlined in Exhibit 39 and presented in Exhibit 40, the comparable group is comprised of 13 publicly-traded mutual holding companies with average assets of $361.4 million, from a low of $132.5 million to a high of $483.0 million. The comparable group has an average of 6.77 offices, compared to LaPorte Savings with 6 offices and City Savings with 3 banking offices. Twelve of the comparable group companies are traded on NASDAQ and one is traded on the American Stock Exchange. One of the comparable institutions is in Indiana, with one each in Illinois, Ohio and Kentucky, four in New York, two in Connecticut, two in New Jersey and one in Georgia.

IV.	ANALYSIS, COMPARISON AND VALIDATION OF THE COMPARABLE GROUP

BALANCE SHEET PARAMETERS

The following six balance sheet characteristics of the comparable group will examined as they relate and compare to LaPorte Savings:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	Total net loans to assets

4.	Total net loans and mortgage-backed securities to assets

5.	Borrowed funds to assets

6.	Equity to assets

The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate characteristics. Exhibits 41 and 42 include the above parameters as well as other pertinent comparative metrics.

Cash and Investments to Assets

LaPorte Savings’ combined ratio of cash and investments to assets, excluding mortgage-backed securities, was 23.84 percent at March 31, 2007, moderately higher than national and regional averages. The comparable group’s ratio of cash and investments to assets was 19.25 percent, modestly lower than the Bank but also higher than the national average of 13.94 percent and the regional average of 13.04 percent.

In our opinion, this characteristic of the comparable group is compatible with the Bank.

Mortgage-Backed Securities to Assets

At March 31, 2007, LaPorte Savings had mortgage-backed securities equal to 13.22 percent of total assets with the comparable group at a lower 8.19 percent. At December 31, 2006, the comparable group had mortgage-backed securities equal to 8.29 percent of total assets, compared to the Bank at 11.87 percent; and at December 31, 2005, the comparable group had mortgage-backed securities equal to 13.13 percent of total assets, compared to the Bank at a very similar 13.93 percent. The regional average was 6.15 percent and the national average was 9.00 percent for publicly-traded thrifts at March 31, 2007.

Many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles. The mildly fluctuating and intersecting trends of the Bank and the comparable group indicate general and adequate compatibility.

Total Net Loans to Assets

At March 31, 2007, LaPorte Savings had a 54.75 percent ratio of total net loans to assets, which was lower than both the national average of 71.72 percent and the regional average of 74.99 percent for publicly-traded thrifts. During the past three calendar years, the Bank’s ratio of total net loans to assets decreased modestly from 57.37 percent in 2004 to 55.0 percent in 2005 to 51.04 percent in 2006, averaging 54.47 percent for those three years. As indicated above, the Bank indicated a modest increase in the first quarter of 2007. At March 31, 2007, the comparable group had a modestly higher 62.42 percent ratio of loans to assets, which correlates to its smaller share of cash and investments and mortgage-backed securities relative to the LaPorte Savings. The comparable group’s three year average ratio was 62.38 percent, indicating a consistent relative trend, indicating no apparent disparate or changing lending strategy compared to the Bank.

Total Net Loans to Assets (cont.)

The differences of 767 basis points at March 31, 2007, and 791 basis points in the three year average indicates relative stability and is well within a reasonable and conservative limit of compatibility between LaPorte Savings and the comparable group.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, LaPorte Savings’ share of mortgage-backed securities to assets and total net loans to assets were 13.22 percent and 54.75 percent, respectively, for a combined share of 67.97 percent. The combined shares of the comparable group was 70.61 percent, with a modest variance of 264 basis points, a significantly smaller variance than in either mortgage-backed securities and net loans individually. Such convergence in the combined shares of loans and mortgage-backed securities additionally confirms reasonable compatibility of the Bank and the comparable group in the primary activities of lending and the purchase of mortgage-backed securities.

Borrowed Funds to Assets

The Bank had borrowed funds equal to 15.29 percent of assets at March 31, 2007, compared to a similar 12.33 percent for the comparable group, which confirms compatibility between the Bank and the comparable group. It should be further noted that LaPorte Savings’ 73.18 percent ratio of deposits to assets was virtually identical to the comparable group’s 73.35 percent.

Equity to Assets

LaPorte Savings’ total equity to assets ratio was 10.68 percent at March 31, 2007, with the comparable group at a modestly higher 13.25 percent. The comparable group’s lower 7.34 percent ratio of retained earnings to assets was the primary basis for its variance from the Bank, related to the comparable group companies’ payment of dividends to their public shareholders. At march 31, 2007, The Bank and the comparable group had virtually identical 0.19 percent and 0.18 percent ratios of unrealized losses to asset. Finally, the Bank had Tier 1 capital equal to 10.86 percent of total assets, compared to the comparable group at a virtually identical 10.58 percent at March 31, 2007.

Based on the foregoing, in our opinion the compatibility of the Bank and the comparable group is confirmed as to their equity ratios and the components thereof.

PERFORMANCE PARAMETERS

Introduction

Exhibits 43 and 44 presents three performance parameters identified as key comparative metrics to determine the comparability of the Bank and the comparable group. The primary performance indicator is the return on average assets (ROAA). The second performance indicator is net interest margin, which measures an institution’s ability to generate net interest income. An institution’s net noninterest margin comprises noninterest income and operating expenses or noninterest expenses as a combined net ratio to average assets. Net noninterest margin is a factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios; and also provides for the netting of specific and incremental revenues and expenses associated with an institution’s ancillary services and consolidated subsidiary activities such as insurance and securities.

Return on Average Assets

The key performance parameter is the ROAA. For the twelve months ended March 31, 2007, LaPorte Savings’ core ROAA was 0.40 percent based on core earnings after taxes of $1,014,000, as detailed in Item I and Exhibit 7 of this Appraisal. The Bank’s calendar 2006 core ROAA was a similar 0.43 percent, an increase from its core ROAA of 0.34 percent in 2005. The comparable group reported a core ROAA of 0.51 percent for the twelve months ended March 31, 2007, ranging from a high of 0.85 percent to a low of 0.02 percent. The comparable group indicated core ROAA of 0.61 in calendar 2005 and 0.49 in calendar 2006. The national average core ROAA for publicly-traded thrifts was a considerably higher 0.76 percent for the twelve months ended March 31, 2007, which was modestly higher than the regional average of 0.72 percent.

The core ROAA of the comparable group was a modest 9 basis points higher than the Bank but a much greater 25 basis points lower than the national average. Inasmuch as the core ROAA of both the Bank and the comparable group were substantially lower than national and regional averages and more similar to each other, in our opinion the core ROAA of the comparable group is compatible with that of the Bank.

Net Interest Margin

LaPorte Savings had a net interest margin of 2.84 percent for the twelve months ended March 31, 2007, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margin was a higher 2.96 percent in calendar 2006, following a lower 2.80 percent in 2005. The comparable group indicated a higher net interest margin of 3.10 for the twelve months ended March 31, 2007, ranging from a low of 2.32 percent to a high of 3.95 percent. In calendar 2005 and 2006, the comparable group reported a declining trend of 3.43 percent and 3.24 percent, respectively. Industry and regional averages were 3.10 percent and 3.12 percent, respectively, for the twelve months ended March 31, 2007. Compared to the

Net Interest Margin (cont.)

comparable group, the basis for the Bank’s lower net interest margin was its higher yield on interest-earning assets, offset by its higher cost of interest-bearing liabilities.

Notwithstanding the higher net interest margin of the comparable group, its congruence with the national and regional average and its variance of only 26 basis points or 8.4 percent from the Bank, this metric is well within a range compatible with the Bank.

Net Noninterest Margin

Net noninterest margin represents the ratio of an institution’s noninterest income less its noninterest expenses, net of provision for loan losses, to average total assets.

Compared to publicly-traded thrifts, the Bank has historically realized lower than average noninterest income, although during the quarter ended March 31, 2007, the Bank reported a net gain of $893,000 on the sale of securities. Slightly offset by a very small $24,000 net loss on the sale of securities during calendar 2006, the Bank’s net gain of $869,000 during the twelve months ended March 31, 2007, was the basis of the Bank’s lower core or normalized earnings compared to its net earnings for that period. Eliminating that non-recurring gain, the Bank had a normalized 0.84 percent ratio of noninterest income to average assets for the twelve months ended March 31, 2007. The comparable group reported a modestly lower but effectively similar ratio of 0.76 percent for the twelve months ended March 31, 2007.

Compared to the national and regional averages of 2.27 percent and 2.16 percent, respectively, for the twelve months ended March 31, 2007, the Bank had a significantly higher 2.83 percent ratio of operating expense to average assets, as did the comparable group at 3.07 percent.

Net Noninterest Margin (cont.)

It should be noted that one of the comparable group companies, Oneida Financial Corp. operates a subsidiary insurance agency, the revenue of which is reported on a consolidated basis, resulting a 3.55 percent ratio of noninterest income ratio to 3.55 percent of average assets. That higher ratio is, however, offset by the company’s higher 5.45 percent ratio of noninterest expenses to average assets, resulting in a net noninterest margin of (1.91) percent for the company. Including Oneida Financial Corp., the full comparable group indicates a net noninterest margin of (2.31) percent; and excluding Oneida Financial Corp., the twelve member comparable group indicates a very similar net noninterest margin of (2.34) percent, confirming that the company’s higher noninterest income and expenses are offsetting with no material effect on the comparable group’s overall earnings performance. Considering the other characteristics of Oneida Financial Corp., we have not excluded it from the comparable group.

Based on normalized noninterest income, the Bank’s net noninterest margin was (1.99) percent for the twelve months ended March 31, 2007, compared to the comparable group at (2.31) percent. In our opinion, such a variation of only 32 basis points or 13.9 percent is well within a range of compatibility between the Bank and the comparable group, particularly considering the number and diversity of the components of noninterest income and expense.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used to confirm the validity of the comparable group are asset quality parameters, also included in Exhibits 41 and 45. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Assets

For the purposes of this analysis, nonperforming assets are defined as the sum of repossessed assets, loans delinquent ninety days or more but still accruing, and nonaccruing loans.

LaPorte Savings’ ratio of nonperforming assets to assets was 0.41 percent at March 31, 2007, compared to the national average of 0.73 percent for publicly-traded thrifts and the higher average of 1.11 percent for Midwest thrifts. The ratio of the comparable group was 0.41 percent at March 31, 2007, identical to the Bank, confirming the compatibility of the Bank and the comparable group as to nonperforming assets.

Repossessed Assets to Total Assets

LaPorte Savings had repossessed assets equal to 0.18 percent of total assets at March 31, 2007, while the comparable group’s repossessed assets represented a lower 0.03 percent. Of the thirteen comparable group companies, nine were absent repossessed assets. Although repossessed assets are a component of nonperforming assets, as evaluated above, the primary perspective of this analysis is to ensure that the interest-earning asset base of the comparable group has not been impaired by a greater presence of repossessed assets, which can affect certain operating ratios including net interest margin. The national and regional ratios of repossessed assets to total assets were 0.12 percent and 0.16 percent, respectively, at March 31, 2007.

In our opinion, the 15 basis point difference between the ratios of the Bank and the comparable group, particularly when viewed in the context of their identical nonperforming assets ratios, does not indicate any significant disparity in asset quality and, therefore, is not material.

Allowance for Loan Losses

The Bank had an allowance for loan losses of $1,024,000, representing ratios to total assets and total loans of 0.41 percent and 0.74 percent, respectively at March 31, 2007. The national average ratios were 0.63 percent of assets and 0.88 percent of loans, at March 31, 2007, and the regional averages were 0.67 percent and 0.88 percent, respectively. The comparable group’s ratios of allowance for loan losses to assets and loans were 0.52 percent and 0.82 percent, respectively, lower than the Bank but also lower than national and regional averages. In our opinion, this parameter confirms the compatibility of the comparable group.

CONCLUSION

Although no single institution or group of institutions can be precisely the same as any other, due to the abundance of variables related to the characteristics of an institution’s condition, operations and environment, based on the foregoing parameters, as well as the detailed comparative metrics presented in Exhibits 41 through 45, it is our conclusion and opinion that the selected comparable is reasonable and valid, subject to the adjustments applied in the following section.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on an historical comparison of the Bank with the comparable group and also recognizing to a prudent extent the impact of the minority stock offering and the merger of the Bank and City Savings Financial over a short to medium horizon as indicated in the business plan and prospectus. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. As previously noted, all of the institutions in the comparable group have their differences among themselves and from the Bank, and as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, asset quality as it relates to the presence of problem or nonperforming assets which may result in adjustments to earnings, the balance of current and historical classified assets and real estate owned, the balance of allowances for loan losses to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the ratio and trends of non-interest expenses.

As previously noted, the historical business model of LaPorte Savings has historically focused on increasing net interest income and net income; maintaining a lower ratio of nonperforming assets; monitoring its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its reasonable sensitivity measure and overall interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs; striving to improve its normalized noninterest income; and monitoring and striving to improve its higher than average overhead expenses. As discussed in Section 1

Earnings Performance (cont.)

of this Appraisal, compared to the Bank, City Savings had a similar net interest margin and overhead expense ratio, lower noninterest income, a lower return on average assets, a less favorable efficiency ratio and a significantly higher ratio of nonperforming assets to total assets. Following the merger, the Corporation will continue to conduct business in its expanded market area and continue to focus on increasing net interest spread and net interest margin; increasing its non-interest income; reducing its noninterest expense, increasing the amount and consistency of its net income; reducing its nonperforming and classified assets; and maintaining a reasonable level of interest rate risk

Earnings are often related to an institution’s ability to generate loans and/or to increase its loan portfolio through loan purchases and participations at favorable rates. The Bank has been a moderate originator of mortgage loans and was a modest originator of nonmortgage loans in 2005 and 2006 and during the first quarter of 2007. LaPorte Savings did not purchase loans, but was a seller of a majority of the fixed rate residential mortgage loans it originated. In recent years, the Bank increased its origination of commercial real estate loans and intends to continue that strategy to increase its yield and interest income.

From December 31, 2005, to March 31, 2007, the Bank’s gross loans decreased by $3.2 million from $141.4 million to $138.2 million, representing a 2.3 percent decrease. In 2006, total loan originations of $72.4 million were offset by loan sales of $14.1 million and principal repayments of $62.8 million; and in the first quarter of 2007, total loan originations of $16.6 million were offset by loan sales of $2.8 million and principal repayments of $12.6 million From December 31, 2005, to March 31, 2007, the greatest loan category dollar increase was in commercial real estate loans, followed by commercial business loans and construction loans, with residential mortgage loans indicating a substantial decrease. In 2005, the Bank indicated a larger $8.9 million or 5.8 percent decrease in loans, following a $14.9 million or 9.0 percent decrease in 2004.

Earnings Performance (cont.)

The impact of the Bank’s primary lending efforts has been to generate a combined yield on average interest-earning assets of 5.97 percent for the twelve months ended March 31, 2007, compared to a modestly lower 5.81 percent for the comparable group, 6.35 percent for all thrifts and 6.38 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 5.41 percent for the twelve months ended March 31, 2007, which was similar to the comparable group at 5.36 percent, lower than all thrifts at 5.63 percent and higher than Midwest thrifts at 4.70 percent.

The Bank’s 3.58 percent cost of interest-bearing liabilities for the twelve months ended March 31, 2007, was higher than the comparable group at 2.93 percent, similar to all thrifts at 3.55 percent and Midwest thrifts at 3.58 percent. The Bank’s resulting net interest spread of 2.39 percent for the twelve months ended March 31, 2007, was considerably lower than the comparable group at 2.88 percent, all thrifts at 2.80 percent and Midwest thrifts also at 2.80. The Bank’s net interest margin of 2.84 percent, based on average interest-earning assets for the twelve months ended March 31, 2007, was lower than the comparable group and all thrifts, both at 3.10 percent, and lower than Midwest thrifts at 3.12 percent.

The Bank’s ratio of noninterest income to assets was 1.15 percent for the twelve months ended March 31, 2007; and net of its nonrecurring gain of 0.31 percent on the sale of securities, its ratio was a lower 0.84 percent. LaPorte Savings’ 0.84 percent ratio of noninterest income to assets was modestly higher than the comparable group at 0.76 percent net of gains, with all thrifts at 0.98 percent. The Bank’s operating expenses were modestly lower than the comparable group, but higher than all thrifts and Midwest thrifts. For the twelve months ended March 31, 2007, LaPorte Savings had an operating expenses to assets ratio of 2.83 percent compared to 3.07 percent for the comparable group, 2.27 percent for all thrifts and 2.16 percent for Midwest thrifts.

For the twelve months ended March 31, 2007, the Bank generated modestly higher noninterest income, modestly lower noninterest expenses, and a lower net interest margin

Earnings Performance (cont.)

relative to the comparable group. As a result, the Bank’s core income was 21.6 percent lower than the comparable group’s core income for the twelve months ended March 31, 2007. Based on core earnings, the LaPorte Savings had a return on average assets of 0.40 percent for the twelve months ended March 31, 2007, compared to the comparable group’s higher core ROAA of 0.51 percent, with all thrifts and Midwest thrifts higher at 0.76 percent and 0.72 percent, respectively.

Following its merger with City Savings, the future earnings stream and net earnings of the Banks will continue to be dependent on both the overall trends in interest rates, its combined level of earning assets, mix of assets and the consistency, reliability and variation of its noninterest income and overhead expenses. Due primarily to its lower ratio of noninterest income and its high ratios of nonperforming assets and troubled debt restructurings at or for the twelve months ended March 31, 2007, City Savings had a lower core ROAA of 0.21 percent. It is anticipated, therefore, that there will be pressure on the Corporation’s earnings in the short to medium term as asset quality issues are addressed. The Bank’s noninterest income ratio has increased modestly in recent years, with a five year average similar to the comparable group; while noninterest expenses have increased moderately in recent years but are still below the comparable group and considerably higher than industry averages in their ratio to average assets.

To the extent that the Bank is able to apply its net proceeds from the public offering to the origination of loans, a wider net interest spread may eventuate relative to a portion of the Bank’s earning assets, but such a trend is projected to be modest and gradual. That positive trend will also be inhibited by the rate and volume of the Bank’s borrowed funds, 72.6 percent of which have maturities in excess of three years and carry high rates relative to current rates as well as considerable prepayment penalties. Overall, the Bank’s three year business plan projects that the Bank’s and Bank’s consolidated net interest income, net interest margin, net income and ROAA are likely to experience only modest increases following the public offering and merger in a rising interest rate environment and will likely remain well below industry

Earnings Performance (cont.)

averages. Although anticipated upward pressure on lending rates is likely to increase the Bank’s consolidated yield on interest-earning assets, both total assets and interest-earning assets are projected to increase moderately over the three year planning horizon with loan growth focused on commercial real estate loans.

Although the merger with City Savings expands the Bank’s market area and allows it to access somewhat larger and growing markets, it is also likely that competition from both financial institutions and mortgage companies will limit the Bank’s ability to significantly increase its market share and rates on mortgage and non-mortgage loan products. LaPorte Savings’ success in achieving its objective to increase its overall net interest spread and net interest margin will relate in large measure to its ability to apply its lower cost liquidity to higher yielding loans, to continue to increase the diversity of its loan and deposit products and to monitor the use of borrowed funds.

In recognition of the foregoing earnings related factors, considering the Bank’s current and historical performance measures and trends, as well as the Bank’s projection of limited upward movement of its operational metrics over the three year business plan horizon, a minimal downward adjustment has been made to the Bank’s pro forma market value for earnings performance relative to the comparable group.

MARKET AREA

LaPorte Savings’ primary market area for retail deposits and loans consists of LaPorte County, Indiana. The Bank’s main office and three branch offices are all in the city of LaPorte, located in LaPorte County. Two of City Savings Financial’s three branches are in LaPorte County and its Chesterton branch is in Porter County.

Market Area (cont.)

As discussed in Section II, since 1990, LaPorte County has experienced minimal increases in population and modest increases in households since 1990, much smaller than in Indiana and the United States. Historically, per capita income in LaPorte County has been lower than state and national averages, while median household income has generally been in line with those averages and modestly lower than the comparable group, reflecting the stagnant character of the Bank’s market area. Although City Savings Financial’s Chesterton branch is in Porter County in a Chicago exurb evidencing some housing growth, all of LaPorte Savings’ offices are the city of LaPorte and City Savings’ two other branches are in Michigan City and Rolling Prairie, in LaPorte County, areas all indicating lower growth in population, households and economic development since 1990.

The 2000 median housing value in LaPorte County was slightly lower than in Indiana, but significantly lower than in the United States. The 2000 median rent in LaPorte County was modestly lower than in Indiana, but also significantly lower than the national average.

The 2005 unemployment rate in LaPorte County was 5.9 percent compared to 5.3 percent in Indiana and a lower 5.1 percent in the United States. In 2006, the unemployment rate decreased to 5.7 percent in LaPorte County, 5.0 percent in Indiana and 4.6 percent in the United States. Through Match, 2007, the unemployment rate increased slightly to 5.9 percent in LaPorte County, remained constant at 5.0 percent in Indiana and decreased slightly to 4.5 percent in the United States.

With the exception of City Savings’ Chesterton branch, LaPorte Savings’s market area is and will continue to be rural, with the services sector representing the primary source of employment, followed by the manufacturing and wholesale/retail sectors. The financial competition LaPorte Savings’ market area is strong for a county with just over 42,000 households, with 38 banking offices representing 11 financial institutions and commercial banks holding approximately 80 percent of deposits. LaPorte Savings and City Savings are the only two savings institutions with offices in LaPorte County. Although LaPorte Savings had

Market Area (cont.)

a moderate 14.2 percent total deposit penetration, that share has not changed materially since June 30, 2004. Total deposits in LaPorte County have increased by 19.1 percent or a modest 3.8 percent per year in the five years since June 30, 2001.

The Bank experienced very modest net increases in deposits in each of its most recent five calendar years, as deposits and interest credited exceeded withdrawals, and its average annual deposit growth rate was 2.92 percent, lower than the comparable group at 9.27 percent. City Savings indicated five year deposit shrinkage averaging (2.85) percent per year.

In recognition of the foregoing factors, including historical limited growth and modest deposit potential in a generally stagnant market, we believe that a downward adjustment is warranted for the Bank’s market area.

FINANCIAL CONDITION

The financial condition of the Banks is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 41, 42 and 45. The Bank’s ratio of total equity to total assets was 10.68 percent at March 31, 2007, which was lower than the comparable group at 13.25 percent, and similar to all thrifts at 10.63 percent and Midwest thrifts at 10.42 percent.

For the purposes of this valuation, the $36,410,000 preconversion, premerger book value used in our calculations was derived by adding to LaPorte Savings’ March 31, 2007, book value of $26,878,000, the $12,806,000 book value of City Savings and applying merger adjustments of $3,274,000, related to the proposed acquisition of City Savings. Our valuation assumption is that at the midpoint, the public stock offering will equal approximately 28 percent of the full pro forma value of the Bank as opined in this Appraisal, with an additional 17.6 percent offered to the shareholders of City Savings as part of the total merger consideration. With a sale of

Financial Condition (cont.)

shares to the public at the midpoint of the valuation range generating net cash proceeds of approximately $14.3 million and the simultaneous acquisition of City Savings, assuming the stock portion of the acquisition price of approximately $9.6 million in stock is paid to City Savings shareholders, the Corporation’s pro forma total equity to assets ratio after the completion of the public offering will be approximately 12.21 percent, net of the ESOP and the restricted stock award. Such an equity to assets ratio is only moderately higher than the Bank’s combined preconversion, premerger ratio of 9.60 percent and lower than the comparable group at 13.25 percent.

In the case of this merger transaction, however, more meaningful than the Bank’s pro forma total equity to assets ratio is its pro forma tangible equity to assets ratio, since the merger transaction will generate goodwill of approximately $10.4 million, resulting in tangible equity lower by that amount than total equity. With a conversion at the midpoint generating net cash proceeds of approximately $14.3 million and the simultaneous acquisition of City Savings, assuming the stock portion of the acquisition price of approximately $9.6 million in stock is paid to City Savings shareholders, the Bank’s pro forma tangible equity to assets ratio will be approximately 10.0 percent, net of the ESOP and the restricted stock award. Such an equity to assets ratio is only slightly higher than the Bank’s combined preconversion, premerger ratio of 9.60 percent and moderately lower than the comparable group at 12.32 percent.

The Bank’s mix liabilities indicates considerable similarity to the comparable group as to deposits, borrowings and other liabilities. LaPorte Savings’ mix of assets, however, indicates some areas of notable variation from the comparable group. The Banks had a lower 54.75 percent ratio of net loans to total assets at March 31, 2007, compared to the comparable group at 62.42 percent, and the Bank’s share of net loans was lower than all thrifts at 71.72 percent and Midwest thrifts at 74.99 percent. The Bank’s 23.84 percent share of cash and investments was higher than the comparable group at 19.25 percent and higher than all thrifts at 13.94 percent and Midwest thrifts at 13.04 percent. LaPorte Savings had mortgage-backed securities equal to 13.22 percent of assets, while the comparable group was at a lower 8.19 percent of assets with all thrifts at 9.00 percent and Midwest thrifts at 6.15 percent.

Financial Condition (cont.)

Although, as discussed above, considerable goodwill will accrue from the merger, the Bank’s only intangible assets at March 31, 2007, constituted capitalized loan servicing, representing 0.17 percent of assets, compared to 1.10 percent for the comparable group, 0.80 percent for all thrifts and 0.59 for Midwest thrifts. The Bank also had repossessed assets equal to 0.18 percent of total assets at March 31, 2007, compared to the comparable group at 0.03 percent, all thrifts at 0.12 percent and Midwest thrifts at 0.16 percent.

The financial condition of LaPorte Savings is influenced by its nonperforming assets of $1,539,000 or 0.61 percent of assets at March 31, 2007, compared to a lower 0.41 percent for the comparable group, 0.73 percent for all thrifts and 1.11 percent for Midwest thrifts. It should be recognized that the Bank’s ratio of nonperforming assets to total assets has indicated minimal change from December 31, 2003, to March 31, 2007. City Savings had a considerably higher 2.18 percent ratio of nonperforming assets to total assets, with 75.1 percent of its nonperforming assets in the category of nonaccruing loans, representing 1.64 of total assets.

At March 31, 2007, the Bank had $1,024,000 of allowances for loan losses, which represented 0.41 percent of assets and 0.74 percent of total loans. Those ratios are lower than the comparable group, which indicated allowances equal to 0.52 percent of assets and 0.82 percent of total loans. More significant, however, is an institution’s ratio of allowances for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might be charged off. The Bank’s $1,024,000 of allowances for loan losses represented a lower 99.03 percent of nonperforming assets at March 31, 2007, compared to the comparable group’s 224.62 percent, with all thrifts and Midwest thrifts at ratios of 177.24 percent and 108.12 percent, respectively.

Financial Condition (cont.)

During the twelve months ended December 31, 2007, the Bank had net charge-offs of $75,000 or 0.05 percent of average loans, which was identical to the comparable group at 0.05 percent and lower than all thrifts at 0.12 percent and Midwest thrifts at 0.19 percent. Of greater significance is the Bank’s combined ratio of provision for loan losses to net charge-offs. For the twelve months ended March 31, 2007, LaPorte Savings had a 120.0 percent ratio of ratio of provision for loan losses to net charge-offs. The comparable group’s ratio was a very significantly higher 225.93 percent, with all thrifts at 165.20 percent and Midwest thrifts at 160.27 percent. Relative to the comparable group, those ratios are reflective of the Bank’s maintenance of a lower ratio of reserves to nonperforming assets.

LaPorte Savings had a 15.33 percent ratio of high risk real estate loans to assets at March 31, 2007, compared to a very similar 15.08 percent for the comparable group and 26.09 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

Due primarily to its sale of fixed-rate loans and its moderate equity position, the Bank has maintained a minimal level of interest rate risk. At March 31, 2007, its exposure indicated a modest 6.5 percent decrease under a 200 basis point increase in interest rates, representing a dollar decrease in equity of $2.9 million. Based on the anticipated consolidated equity position of the Bank and the individual equity positions of LaPorte Savings and City Savings following the merger transaction, there exists, in our opinion, limited potential for increased interest rate risk exposure.

As indicated in the following adjustment section addressing dividend payments, following its minority offering and the acquisition of City Savings, the Bank has not committed to pay cash dividends. Such absence of dividend payments and/or the waiver of dividends payable to the mutual holding company will have a positive impact on the Bank’s equity and equity to assets ratio in future years.

Financial Condition (cont.)

Overall, considering LaPorte Savings’ asset quality, reserves, coverage, interest rate risk and shares of loans and deposits relative to the comparable group, strengthened by its equity position prior to its public offering and merger, as well as the City Savings’ higher level of nonperforming assets and the Corporation’s pro forma post-merger equity and tangible equity positions, which are projected to remain lower than the comparable group but similar and industry averages, we believe that a minimal downward adjustment is warranted for the Bank’s financial condition.

BALANCE SHEET AND EARNINGS GROWTH

During their most recent five calendar years, both LaPorte Savings and City Savings have been characterized by much lower than average rates of growth in assets, deposits and loans relative to the comparable group and all thrifts. The Bank’s average annual asset growth rate from 2002 to 2006 was 2.0 percent, compared to a higher 10.6 percent for the comparable group, 9.8 percent for all thrifts and 7.2 percent for Midwest thrifts. The Bank’s lower asset growth rate is reflective primarily of its five year decrease in net loans and its very modest deposit growth. The Bank’s loan portfolio indicates an average annual decrease of 2.6 percent from 2002 to 2006, compared to average growth rates of 10.4 percent for the comparable group, 10.8 percent for all thrifts and 8.4 percent for Midwest thrifts.

LaPorte Savings’ deposits indicate an average annual increase of 2.9 percent from 2002 to 2006, while annual deposit growth averaged 9.3 percent for the comparable group, 8.8 percent for all thrifts and 6.6 percent for Midwest thrifts. The Bank had borrowed funds of 15.3 percent of assets at March 31, 2007, which was higher than the comparable group’s 12.3 percent ratio.

City Savings experienced virtually no asset growth, together with negative loan and deposit growth from 2002 to 2006. City Savings’ five year asset growth was a nominal 0.07 percent, accompanied by loan and deposit shrinkage of 2.53 percent and 2.85 percent, respectively.

Balance Sheet and Earnings Growth (cont.)

Following its merger with City Savings, the Bank’s ability to maintain or increase its asset, loan and deposit bases in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to increase its loan origination activity. With the exception of Chesterton in Porter County, the Corporation’s post-merger primary market area has experienced a minimal increase in population and households between 1990 and 2006, and those increases are projected to continue at slower rates through 2011. The Bank’s primary market area also indicates 2006 per capita income and median household income similar to state and national levels, but modestly lower than the comparable group. The Bank’s primary market area has experienced lower net increases in population and households compared to the comparable group, as well as the state and national averages.

The Corporation’s business plan does not project any specific branching during the next three years, although it will seek opportunities to increase its visibility and expand its presence in City Savings’ Porter County growth area. Nevertheless, the Corporation’s historical and continuing primary dependence on its current market areas is likely to result in limited asset growth of between 2 percent and 3 percent per year, as projected in the business plan. The Bank’s business plan projections also indicate modest deposit growth of approximately 3 percent per year, reflecting the demographics of the market area and the competitive environment. The Corporation’s total loan portfolio is projected to experience somewhat greater, although modest, growth of approximately 5 percent per year, as conversion proceeds are deployed, with a continued focus on commercial real estate and small business lending. Cash and investments are projected to decrease mildly with mortgage-backed securities remaining generally constant. The Bank’s competitive operating environment, together with its projected modest deposit growth during the three year horizon, combined with modest to moderate loan growth, is likely to result in the continuation of the Bank’s overall lower rate of

Balance Sheet and Earnings Growth (cont.)

asset, loan and deposit growth relative to the comparable group. No specific additional services have been initially planned, although City Savings’ more diverse loan portfolio and lending staff might provide growth opportunities.

The Corporation anticipates that its earnings will be enhanced by approximately $1 million in annual merger synergies, representing approximately 25 percent of City Savings’ annual operating expenses. The Corporation’s business plan projects that its net interest spread will gradually increase by approximately 100 basis points over the three year current planning horizon, accompanied by a 50 basis point increase in ROAA to approximately 0.90 percent. The Corporation will also undertake the aggressive workout of problem assets, with the goal of reducing nonperforming assets by $1 million by the end of 2008, relieving some pressure on earnings.

Considering the Corporation’s market area and general operating environment, it will be a significant challenge for the Corporation to attain a consistent trend of growth and profitability commensurate with the comparable group. Based on the foregoing factors, we have concluded that a small downward adjustment to the Bank’s pro forma value is warranted for its anticipated balance sheet and earnings growth.

DIVIDEND PAYMENTS

Immediately following its public offering and merger, the Corporation has not committed to pay cash dividends to its shareholders.

Eleven of the thirteen institutions in the comparable group pays cash dividends for an average dividend yield of 2.33 percent and average payout ratio of 104.00 percent. Such a higher payout ratio relates to the structure of mutual holding companies and the waiver of dividends on the majority shares owned by the mutual holding company. All mutual holding

Dividend Payments (cont.)

companies had an average dividend yield of 1.43 percent and an average payout ratio of 90.32 percent. All thrifts had a higher dividend yield of 2.07 percent and a lower payout ratio of 53.62 percent.

In our opinion, no adjustment to the pro forma market value of the Bank is warranted at this time related to the dividend payment.

SUBSCRIPTION INTEREST

In 2006 and to date in 2007, investors’ interest in new issues has been mixed and selective, with subscription levels generally moderate, although a few issues have received stronger support from the marketplace. Overall, the recent reaction of IPO investors appears generally to be related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry. Although the number of offerings is small relative to the 1990s, there appears not to be a quantitative unsatisfied demand for new financial institution issues, particularly the smaller offerings, and even some issues attracting considerable interest have posted smaller than expected price increases and, in some cases, price decreases in the aftermarket.

The Corporation will direct its offering to depositors of the Bank and to its employee stock ownership plan and 401(k) plan. If there is a community offering, residents of LaPorte County will be given a preference. The board of directors and officers anticipate purchasing less than $1.0 million or approximately 5.8 percent of the stock offered to the public based on the appraised midpoint valuation.

Subscription Interest (cont.)

The Bank has secured the services of Keefe Bruyette & Woods, Inc. (“KBW”) to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent market movement and current market conditions, local market interest, the performance of LaPorte Savings and City Savings, the Corporation’s market area and the extent of its projected earnings enhancements, the terms of the offering and recent subscription levels for initial offerings, we believe that a modest downward adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Banks will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of KBW. The Bank will pursue at least two market makers for the stock, which it anticipates will be quoted on the OTC bulletin board.

The Bank’s total public offering is smaller in size relative to the average market value of the comparable group and Indiana mutual holding companies. The comparable group has an average market value of $80.4 million for the stock outstanding compared to a midpoint market value of $54.6 million for the Corporation, representing 5,461,967 shares at $10 per share. Of the ten institutions in the comparable group, twelve are traded on NASDAQ and one is traded on the American Stock Exchange, indicating an average daily trading volume of 2,845 shares during the last four quarters and an average of 6,170,767 shares outstanding compared to 5,461,967 shares at the Corporation’s midpoint.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that no adjustment to the Corporation’s pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

The president and chief executive officer of LaPorte Savings is Lee A. Brady, who is also a director. Mr. Brady has served as chief executive officer since 1989, beginning his banking career at LaPorte Savings in 1974. Michele M. Thompson is vice president and chief financial office and a director of LaPorte Savings. Ms. Thompson has more than 20 years of banking experience. Russell L. Klosinski is executive vice president and cashier. Mr. Klosinski has worked at the Bank since 1985 when he began as assistant vice president/consumer lending, eventually becoming executive vice president.

In recent years, the Bank has been able to maintain its deposit market share and a stable equity base, maintain regulatory capital ratios in line with industry averages, control nonperforming assets, and maintain an acceptable interest rate risk exposure position. Further, relative to the comparable group averages, the Bank’s noninterest income has been higher and its noninterest expenses have been lower, although its net interest margin and ROAA have been lower than the comparable group averages. Management is confident that the synergies associated with the merger will provide the Bank with opportunities for longer term growth and increased profitability following the public offering and merger.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s dependence on interest rate trends, recent volatility in the stock market and reduced interest in conversion offerings. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such

Marketing of the Issue (cont.)

as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution’s ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

Although we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings, in our opinion, various characteristics of the Corporation’s transaction, as well as recent market trends, cause us to conclude that such a discount is not warranted in the case of this particular offering.

Consequently, at this time we have made no adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION APPROACH, METHODS AND CONCLUSION

Valuation Approach

As indicated in Section 3 of this Appraisal, in order to moderate the differences among the thirteen comparable group companies, all of which are mutual holding companies, we will derive their pricing ratios on a fully converted basis by applying pro forma second stage conversion assumptions to their current financial structure. Our application to the Corporation of the market value adjustments relative to the comparable group determined in Section 4 will be the basis for the pro forma market value of the Corporation on a fully converted basis, pursuant to regulatory guidelines.

Exhibit 46 presents the Comparable Group Financial and Per Share Data and Exhibit 47 presents the Comparable Group Share and Market Data reflecting the comparable group’s current mutual holding company structure.

Exhibit 48 presents the adjusted Comparable Group Share and Market Data subsequent to our application of pro forma second stage conversion assumptions to the comparable group’s current mutual holding company structure. Those assumptions include the sale of all MHC shares at their current trading price on May 11, 2007; the reduction of the gross proceeds to recognize the impact of exemplary and customary offering expenses and benefit plans; and the reinvestment of the net proceeds at reasonable and current market rates, tax effected, to determine the pro forma earnings impact of the net proceeds.

Valuation Methods

Historically, the method most frequently used by this firm to determine the pro forma market value of common stock for thrift institutions has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, additional attention has

Valuation Methods (cont.)

been given to the price to core earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as fluctuating interest rates have had varying effects on the earnings of individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful to the objective of discerning commonality and comparability among institutions.

The first stage mutual holding company minority offering of the Bank includes the acquisition of City Savings Financial Corporation for the price of $34.00 per share of City Savings Financial Corporation stock, with such aggregate consideration to comprise 50 percent cash and 50 percent stock. As indicated in the offering prospectus, incorporated herein by reference, the total acquisition price of $19.6 million generates goodwill and core deposit intangible of $10.5 million, resulting in pro forma consolidated tangible equity significantly lower than pro forma consolidated total equity at each of the ranges. Additionally, the prospectus indicates a pro forma acquisition adjustment to historical consolidated net income, which we have incorporated into our valuation calculations. We have also recognized various other metrics and financial and operating information related to both the Bank and City Savings Financial Corporation contained in the prospectus.

Inasmuch as the acquisition of City Savings Financial Corporation is integral to the Corporation’s mutual holding company reorganization and minority offering, in our opinion the price to tangible book value method is the appropriate method upon which to place primary emphasis in determining the pro forma market value of the Corporation. Additional analytical and correlative attention will be given to the price to core earnings method and the price to assets method.

In applying each of the valuation methods, consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s earnings performance, market area, financial condition, balance sheet

Valuation Methods (cont.)

and earnings growth and subscription interest. No adjustments were made for dividend payments, liquidity of the stock, management and the marketing of the issue.

Valuation Range and Merger Shares

In addition to the pro forma market value, we have defined a valuation range recognizing the public offering, the issuance of shares to the shareholders of City Savings Financial Corporation and the approximate 55 percent interest in the Corporation to be retained by LaPorte Savings Bank, MHC. The pro forma market value or appraised value will also be referred to as the “midpoint value”. The remaining points in the valuation range will be based on the number of shares offered to the public, with the number of merger shares remaining constant at 961,967 shares at each point in the range. The number of public shares at the minimum will be 15 percent less than at the midpoint; increasing at the maximum to 15 percent over the midpoint; and further increasing at the maximum, as adjusted, commonly referred to as the supermaximum, to 15 percent over the maximum.

Price to Tangible Book Value Method

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition. In the case of the Bank’s conversion/acquisition transaction, this method is the most pertinent and appropriate approach due to the terms of the acquisition and the balance sheet accounting adjustments, including the resulting intangible assets. As discussed above, in our opinion the creation of goodwill and core deposit intangible representing a significant 28.9 percent of consolidated stockholders’ equity, requires the primary valuation emphasis to be placed on the tangible book value method.

Price to Tangible Book Value Method (cont.)

Exhibit 49 shows the fully converted average and median price to tangible book value ratios for the comparable group, which were 94.64 percent and 94.26 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 77.50 percent to a high of 112.87 percent. The comparable group had lower average and median price to total book value ratios of 89.90 percent and 93.09 percent, respectively, with the range of 77.50 percent to 103.50 percent. Excluding the low and the high in the group, the comparable group’s price to tangible book value range narrowed moderately from a low of 85.45 percent to a high of 102.91; and the comparable group’s price to total book value range also narrowed modestly from a low of 79.72 percent to a high of 98.07 percent.

Including the merger adjustments, the Corporation’s tangible book value was $25,892,000, based on intangible assets of $10,518,000 to be created by the acquisition of City Savings Financial Corporation which are deducted from the combined total book value of $36,410,000 at March 31, 2007.

Considering the foregoing factors, including the pro forma impact of the Bank’s acquisition of City Savings Financial, in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to tangible book value ratio of 86.70 percent and a corresponding fully converted price to total book value ratio of 74.30 percent at the midpoint. The fully converted price to tangible book value ratio increases from 83.73 percent at the minimum to 91.40 percent at the maximum, as adjusted, while the fully converted price to total book value ratio increases from 70.72 percent at the minimum to 80.24 percent at the maximum, as adjusted.

The Corporation’s fully converted pro forma price to tangible book value ratio of 86.70 percent at the midpoint, as calculated using the prescribed formulary computation indicated in Exhibit 50, is influenced by the merger transaction and the goodwill generated thereby, the Bank’s respective capitalization and local markets, subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s ratio of tangible equity to

Price to Tangible Book Value Method (cont.)

assets after the completion of the public offering at the midpoint of the valuation range will be approximately 9.51 percent compared to 12.32 percent for the comparable group.

Price to Core Earnings Method

The foundation of the price to core earnings method is the determination of the core earnings base to be used, followed by the calculation of an appropriate price to core earnings multiple. The Corporation’s combined after tax core earnings for the twelve months ended March 31, 2007, were $922,000 (reference Exhibit 7) and its net earnings were a higher $1,517,000 for that period. That core earnings base reflects combined core earnings of $1,306,000 for the Bank and City Savings Financial, reduced by pro forma merger adjustments of $384,000. To opine the pro forma market value of the Corporation using the price to core earnings method, we applied the combined core earnings base of $922,000.

In determining the fully converted price to core earnings multiple, we reviewed the ranges of fully converted price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. As indicated in Exhibit 49, the average fully converted price to core earnings multiple for the comparable group was 28.56 while the median was a lower 24.55. The average price to net earnings multiple was a similar 28.42 and the median multiple was 24.52. The comparable group’s fully converted price to core earnings multiple was higher than the 25.14 average multiple for all publicly-traded, FDIC-insured thrifts and higher than their median of 17.37. The range in the fully converted price to core earnings multiple for the comparable group was from a low of 17.31 to a high of 63.48. The range in the fully converted price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 18.38 to a high of 37.37 times earnings for eleven of the thirteen institutions in the group, indicating a moderate narrowing of the range.

Price to Core Earnings Method (cont.)

Consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a fully converted price to core earnings multiple of 43.47 at the midpoint, based on the Corporation’s combined core earnings of $922,000 for twelve months ended March 31, 2007. The Corporation’s fully converted core earnings multiple of 43.47 is considerably higher than its net earnings multiple of 29.50 as a result of the earnings adjustments previously noted and detailed in Exhibit 7.

Price to Assets Method

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock or incorporate any adjustment for intangible assets, returning a pro forma price to assets ratio below its true level following conversion.

Exhibit 49 indicates that the average fully converted price to assets ratio of the comparable group was 19.59 percent and the median was 17.41 percent. The range in the price to assets ratios for the comparable group varied from a low of 8.90 percent to a high of 33.70 percent. The range narrows modestly with the elimination of the two extremes in the group to a low of 8.98 percent and a high of 32.99 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 13.12 percent at the midpoint, which ranges from a low of 11.62 percent at the minimum to 16.06 percent at the maximum, as adjusted.

Valuation Analysis and Summary

Exhibits 50 through 55 present the pro forma valuation analysis and conclusions, pricing ratios, use of offering proceeds and a summary of the valuation premiums or discounts relative to the three valuation approaches based on the Corporation and the comparable group as fully converted.

Exhibit 55 presents the discounts or premiums of the Corporation’s fully converted pricing ratios relative to those of the fully converted comparable group. Based on the Corporation’s fully converted price to tangible book value ratio and its tangible equity of $25,892,000 at March 31, 2007, the Bank’s price to tangible book value ratio of 86.70 percent represents a discount relative to the fully converted comparable group of 8.38 percent. The Corporation’s fully converted price to core earnings multiple of 43.47 and price to net earnings multiple of 29.50 times earnings represent premiums relative to the fully converted comparable group of 52.97 percent and 3.81 percent, respectively. Recognizing the Corporation’s and City Savings Financial’s March 31, 2007, combined asset base of $379,298,000 including merger adjustments, the Bank’s fully converted price to assets ratio of 13.12 percent represent a midpoint discount relative to the fully converted comparable group of 33.05 percent.

Exhibits 56 through 62 present the pro forma valuation analysis and conclusions, pricing ratios, use of offering proceeds and a summary of the valuation premiums or discounts relative to the three valuation approaches based on the Corporation’s minority offering and the reported pricing ratios of the comparable group in their current mutual holding company structure.

Exhibit 62 presents the discounts or premiums of the Corporation’s minority offering pricing ratios relative to those actually reported by comparable group. At the midpoint, the Corporation’s minority offering price to tangible book value ratio of 146.95 percent represents a discount of 19.41 percent relative to the comparable group and decreases to 8.05 percent at the maximum, as adjusted. The price to core earnings multiple of 61.78 for the Corporation at the midpoint value indicates a premium of 71.88 percent, increasing to a premium of 112.31 percent at the maximum, as adjusted. The Corporation’s price to assets ratio of 13.98 percent at the midpoint represents a discount of 38.68 percent, decreasing to a discount of 23.86 percent at the maximum, as adjusted.

Valuation Conclusion

As presented in Exhibit 50, the fully converted pro forma valuation range of the Bank is from a minimum of $47,869,670 or 4,786,967 shares at $10.00 per share to a maximum of $61,369,670 or 6,136,967 shares at $10.00 per share, with a maximum, as adjusted, of $69,132,170 or 6,913,217 shares at $10.00 per share. Exhibit 63 presents in detail the total number of shares to be issued at each valuation range, the respective number of shares issued to each shareholder group, the overall share allocation and the corresponding share values.

It is our opinion that, as of May 11, 2007, the pro forma market value of the Corporation was $54,619,670 at the midpoint, representing 5,461,967 shares at $10.00 per share, including the shares offered to the public, the merger shares issued to the shareholders of City Savings Financial Corporation and the shares issued to LaPorte Savings Bank, MHC.

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